    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997
                                                      REGISTRATION NO. 333-35239
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                      CARING PRODUCTS INTERNATIONAL, INC.

                 (Name of small business issuer in its charter)
                         ------------------------------

                DELAWARE                               2399                         98-0134875
    (State or other jurisdiction of        (Primary Standard Industrial           (IRS Employer
     incorporation or organization)        Classification Code Number)         Identification No.)

                         ------------------------------

  200 FIRST AVENUE WEST, SUITE 200, SEATTLE, WASHINGTON 98119, (206) 282-6040

(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                               SUSAN A. SCHRETER
                      CARING PRODUCTS INTERNATIONAL, INC.
                        200 FIRST AVENUE WEST, SUITE 200
                           SEATTLE, WASHINGTON 98119
                                 (206) 282-6040

           (Name, address and telephone number of agent for service)
                         ------------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

        STEVEN A. SAIDE, ESQ.                     DEBRA K. WEINER, ESQ.
            BRYAN CAVE LLP                      GROVER T. WICKERSHAM, P.C.
           245 PARK AVENUE                   430 CAMBRIDGE AVENUE, SUITE 100
       NEW YORK, NEW YORK 10167                PALO ALTO, CALIFORNIA 94306

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/
                        CALCULATION OF REGISTRATION FEE

                                                                                                   PROPOSED
                                                                                  PROPOSED          MAXIMUM
                                                                                   MAXIMUM         AGGREGATE        AMOUNT OF
                   TITLE OF EACH CLASS OF                        AMOUNT TO     OFFERING PRICE   OFFERING PRICE    REGISTRATION
                SECURITIES TO BE REGISTERED                    BE REGISTERED    PER UNIT (1)          (1)              FEE
Units (2) each consisting of:...............................     2,300,000          $6.00         $13,800,000        $4,182
 (i) one share of Common Stock, par value $0.01 per share
     (the "Common Stock"); and..............................     2,300,000           --               --               --
(ii) one Warrant to purchase one share of Common Stock......     2,300,000           --               --               --
Representatives' Warrants (3)...............................      200,000            -0-              -0-              -0-
Units issuable upon exercise of the Representatives'
  Warrants, each consisting of:.............................      200,000           $7.20         $1,440,000          $437
 (i) one share of Common Stock; and.........................      200,000            --               --               --
(ii) one Warrant to purchase one share of Common Stock......      200,000            --               --               --
Common Stock issuable upon exercise of Warrants, including
  Warrants underlying Representatives' Warrants (4).........     2,500,000          $9.00         $22,500,000        $6,819
Totals......................................................                                      $37,740,000      $11,438(5)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Includes 300,000 Units that Paulson Investment Company, Inc. and Cohig & Associates, Inc., the representatives of the several underwriters (the "Representatives"), have the right to purchase to cover over-allotments, if any.

(3) In connection with the sale of the Units, the Registrant is granting to the Representatives warrants to purchase 200,000 Units (the "Representatives' Warrants").

(4) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Warrants and the Representatives' Warrants.

(5) Reflects a fee increase of $2,859.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      CARING PRODUCTS INTERNATIONAL, INC.
                      CROSS-REFERENCE SHEET BETWEEN ITEMS
                   IN PART I OF FORM SB-2 AND THE PROSPECTUS

     ITEM
   NUMBER IN
   FORM SB-2                ITEM CAPTION IN FORM SB-2                            LOCATION IN PROSPECTUS
---------------  ------------------------------------------------  ---------------------------------------------------
           1     Front of Registration Statement and Outside
                   Front Cover of Prospectus.....................  Front Cover Page

           2     Inside Front and Outside Back Cover Pages of
                   Prospectus....................................  Inside Front Cover Page; Back Cover Page

           3     Summary Information and Risk Factors............  Prospectus Summary; Risk Factors

           4     Use of Proceeds.................................  Use of Proceeds

           5     Determination of Offering Price.................  Front Cover Page; Risk Factors; Underwriting

           6     Dilution........................................  Not Applicable

           7     Selling Security Holders........................  Not Applicable

           8     Plan of Distribution............................  Front Cover Page; Underwriting

           9     Legal Proceedings...............................  Business

          10     Directors, Executive Officers, Promoters and
                   Control Persons...............................  Management; Principal Stockholders; Certain
                                                                     Transactions

          11     Security Ownership of Certain Beneficial Owners
                   and Management................................  Management; Principal Stockholders

          12     Description of Securities.......................  Dividend Policy; Description of Securities

          13     Interests of Named Experts and Counsel..........  Not Applicable

          14     Disclosure of Commission Position on
                   Indemnification for Securities Act
                   Liabilities...................................  Not Applicable

          15     Organization within Last Five Years.............  Not Applicable

          16     Description of Business.........................  Front Cover Page; Prospectus Summary; The Company;
                                                                     Use of Proceeds; Dividend Policy; Capitalization;
                                                                     Selected Consolidated Financial Data;
                                                                     Management's Discussion and Analysis of Financial
                                                                     Condition and Results of Operations; Business;
                                                                     Management; Principal Stockholders; Certain
                                                                     Transactions; Description of Securities; Index to
                                                                     Consolidated Financial Statements

          17     Management's Discussion and Analysis or Plan of
                   Operation.....................................  Management's Discussion and Analysis of Financial
                                                                     Condition and Results of Operations

          18     Description of Property.........................  Business

     ITEM
   NUMBER IN
   FORM SB-2                ITEM CAPTION IN FORM SB-2                            LOCATION IN PROSPECTUS
---------------  ------------------------------------------------  ---------------------------------------------------
          19     Certain Relationships and Related
                   Transactions..................................  Certain Transactions

          20     Market for Common Equity and Related Shareholder
                   Matters.......................................  Front Cover Page; Dividend Policy; Market Price of
                                                                     Common Stock; Description of Securities--Public
                                                                     Trading

          21     Executive Compensation..........................  Management

          22     Financial Statements............................  Index to Consolidated Financial Statements

          23     Changes in and Disagreements With Accountants on
                   Accounting and Financial Disclosure...........  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 29, 1997


                                                       2,000,000 UNITS
  [LOGO]                                     CARING PRODUCTS INTERNATIONAL, INC.

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
             AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

    Caring Products International, Inc., a Delaware corporation (the "Company"), is hereby offering units (the "Units"), each Unit consisting of one share (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), and one warrant to purchase one share of Common Stock (the "Warrants")
for the initial offering price of $     per Unit (the "Unit Offering Price").
The Common Stock and Warrants will separate immediately upon issuance and will trade as separate securities. Each Warrant initially entitles the holder thereof
to purchase one share of Common Stock at an exercise price equal to $     (150%
of the Unit Offering Price), subject to certain adjustments, including if the Company's audited fiscal 1999 revenues do not exceed $15 million and/or its audited fiscal 1999 net income (adjusted to exclude any expenses relating to the vesting of any employee options or warrants) before interest expense and taxes does not exceed $1.5 million, a one-time downward adjustment of the exercise
price to $     (120% of the Unit Offering Price). The Warrants are exercisable at any time, unless previously redeemed, until the fifth anniversary of the date of this Prospectus, subject to certain conditions. The Company may redeem the outstanding Warrants, in whole or in part, at any time upon at least 30 days' prior written notice to the registered holders thereof, at a price of $0.25 per Warrant, provided that the closing bid price of the Common Stock has been at least 200% of the then current exercise price of the Warrants for each of the 20 consecutive trading days immediately preceding the date of the notice of redemption. See "Description of Securities--The Warrants."

    Prior to this Offering, there has been no public market for the Units or the Warrants. The Company's Common Stock has been trading on the OTC Bulletin Board under the symbol "CGPD" since August 14, 1997 and under the symbol "CGPDD" since October 21, 1997, and the last reported bid price of the Company's Common Stock on the OTC Bulletin Board on October 24, 1997 was $5.00. The Company's Common Stock is also traded on the Vancouver Stock Exchange ("VSE") under the symbol "CRP." Application has been made to have the Units, Common Stock and Warrants included for quotation on the Nasdaq SmallCap Market. No assurance can be given that such application will be approved and, if approved, that an active trading market for the Units, Common Stock or Warrants will be established or maintained.

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                       UNDERWRITING
                                                                   PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                                    PUBLIC           COMMISSIONS (1)         COMPANY (2)
Per Unit...................................................           $                     $                     $
Total (3)..................................................           $                     $                     $

(1) Excludes a non-accountable expense allowance equal to 2% of the gross proceeds of this Offering payable to the Representatives, and the value of five-year warrants (the "Representatives' Warrants") entitling the Representatives to purchase up to an aggregate of 200,000 Units at a price
    of $     per Unit (120% of the initial public offering price of the Units).
    In addition, the Company and the several underwriters (the "Underwriters") have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $885,000, including the Representatives' non-accountable expense allowance.

(3) The Company has granted an option to the Representatives, exercisable within 45 days hereof, to purchase up to 300,000 additional Units to cover over-allotments, if any, in the purchase of the Units offered hereby (the "Over-Allotment Option"), on the same terms and conditions as the Units offered hereby. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company would be $         , $        and $         , respectively. See
    "Underwriting."

    The Units are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that the delivery of the Units will be made in New York, New York on or
about November   , 1997.

PAULSON INVESTMENT COMPANY, INC.                        COHIG & ASSOCIATES, INC.

               THE DATE OF THIS PROSPECTUS IS            , 1997.

                               PICTURE SUMMARIES

1.  Picture of the Rejoice product packaging.

2.  Picture of the Rejoice pant for men and women.

3.  Picture of the Rejoice disposable liner.

4.  Picture of a customer selecting Rejoice pant size at a drug store.

5.  Picture of Rejoice ExtraCare liners.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR, AND PURCHASE UNITS, SHARES OF COMMON STOCK AND/OR WARRANTS IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

    This Prospectus includes trademarks and registered trademarks of the Company including Rejoice-Registered Trademark- and BumberChute-TM-, and trademarks and registered trademarks of other companies.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA (I) GIVES EFFECT TO A ONE-FOR-SIX REVERSE STOCK SPLIT AND A ONE-FOR-FOUR REVERSE STOCK SPLIT (THE "REVERSE STOCK SPLITS") OF THE COMPANY'S COMMON STOCK EFFECTED ON JUNE 16, 1997 AND OCTOBER 20, 1997, RESPECTIVELY; (II) DOES NOT INCLUDE 449,816 SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS, SUBJECT TO CERTAIN CONTINGENCIES, AND 171,813 SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS; (III) DOES NOT INCLUDE UP TO 175,184 SHARES OF COMMON STOCK, SUBJECT TO CERTAIN CONTINGENCIES, RESERVED FOR ISSUANCE UNDER THE COMPANY'S 1993 AND 1996 INCENTIVE PROGRAMS (THE "STOCK OPTION PLANS"); AND (IV) ASSUMES NO EXERCISE OF THE WARRANTS, THE REPRESENTATIVES' WARRANTS AND THE OVER-ALLOTMENT OPTION. ALL DOLLAR AMOUNTS IN THIS PROSPECTUS ARE EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE INDICATED.

    THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER THINGS, THE FACTORS SET FORTH IN THE SECTION ENTITLED "RISK FACTORS."

                                  THE COMPANY

    Caring Products International, Inc. (the "Company" or "CPI") has designed and markets a line of proprietary urinary incontinence products that are sold under the Rejoice brand name in the United States and Canada. These products are intended to address the special needs of adults and children over the age of four who suffer from light and moderate incontinence.

    Urinary incontinence, whether permanent or temporary, can be debilitating and can impair a person's ability to participate in many simple daily activities. The Company believes its Rejoice products, because of their high degree of absorbency, side seepage protection, compact liner size and conventional underwear appearance, offer to those who suffer from light and moderate incontinence a less restrictive, more active lifestyle, as well as a highly effective, more dignified and less costly alternative to traditional incontinence products such as bulky disposable diapers, belted undergarments and guards.

    The Company currently offers the following Rejoice products specifically designed for the adult and children's urinary incontinence markets: Rejoice, Rejoice ExtraCare and Rejoice for Children. These products incorporate the Company's two-piece incontinence management system, consisting of a reusable, light-weight cotton pant that looks and feels like conventional underwear that is used in conjunction with a disposable, highly absorbent liner. The thin liner fits securely into a patented channel in the pant, which the Company believes provides a high degree of protection against side seepage even when the wearer is moving or sitting, activities that can be problematic for the incontinence sufferer. The Company also believes that the channel design, combined with an air-laid, super absorbent polymer liner, significantly enhances absorption and surface dryness. The reusable pant is a pull-on style and is available in sizes for men, women, boys and girls. The compact liner size makes the liners more convenient to carry, use and throw away and results in significantly reduced transportation and storage costs to distributors, retailers and healthcare institutions.

    In order to focus more of its resources on marketing its products, the Company subcontracts the manufacture of its pants and liners, as well as the conversion, storage and delivery (fulfillment) services necessary to bring the products to market. The Company is currently manufacturing its pants in Northern Mexico and British Columbia, Canada. In the near future, the Company expects to move substantially all of its pant production to its subcontractor in Mexico, where pant manufacturing is more cost effective. The liner material is manufactured in Canada by an independent contractor under an exclusive supply agreement expiring in August 2003 and is then shipped to a converter who, in turn, ships the finished liners to the Company's fulfillment vendors.

    The Rejoice product line serves two principal markets, retail and healthcare. The retail market consists of the ultimate end users or consumers who are reached through mass merchandisers (including drug and, to a small extent, grocery store chains), independent pharmacies, specialty catalog companies and home delivery service providers. In September 1995, the Company shipped Rejoice to its first drug store chain for nationwide distribution in approximately 300 stores. As of September 30, 1997, the number of drug and grocery store chains, drug wholesalers and independent pharmacies that sell Rejoice products had increased to approximately 6,000 locations, including SAVON, OSCO, Revco, K&B--Rite Aid, Thrifty-Pay Less, Long's Drug Stores, Bartell's, Genovese, Hills and others. To date, the Company's product sales have been primarily to its retail customers for adult incontinence sufferers.

    The healthcare market consists primarily of inpatient and outpatient hospital facilities, rehabilitation facilities, home healthcare providers, nursing homes, hospice centers and surgical supply stores. In the healthcare market, the Company sells through hospital supply companies, home healthcare companies, medical/surgical suppliers and distributors, durable medical equipment suppliers and hospital buying groups. In late 1996, the Company signed an agreement with Medline Industries, Inc., a hospital supply company headquartered in Illinois ("Medline"), for distribution of its products to the healthcare market, including a specially-packaged Rejoice product that is being sold exclusively by Medline to the healthcare market. To date, the Company's product sales to the healthcare market have not been material. However, as the initial training of Medline field representatives is completed, the Company expects the healthcare market will become an increasingly important market for the Rejoice products. There is no assurance, however, that the Company's Rejoice products will achieve the market acceptance, either in the retail or the healthcare markets, necessary to support profitable operations.

    The Company's principal executive offices are located at 200 First Avenue West, Suite 200, Seattle, Washington 98119, and its telephone number is (206) 282-6040. As used herein, the term the "Company" refers to Caring Products International, Inc., a Delaware corporation, and its subsidiaries, Caring Products Industries, Ltd., a British Columbia corporation, and C.P. International, Inc., a Delaware corporation. See "History of the Company" for an explanation of the Company's corporate history.

                                  THE OFFERING

Securities Offered....................................  2,000,000 Units. Each Unit consists of one share of
                                                        Common Stock and one Warrant to purchase one share of
                                                        Common Stock. The Common Stock and the Warrants will be
                                                        separately transferable immediately following completion
                                                        of this Offering. See "Description of Securities."

Offering Price........................................  $    per Unit (the "Unit Offering Price").

Warrant Exercise Price................................  $    per share of Common Stock (150% of the Unit Offering
                                                        Price), subject to certain adjustments, including if the
                                                        Company's audited fiscal 1999 revenues do not exceed $15
                                                        million, and/or its audited fiscal 1999 net income
                                                        (adjusted to exclude any expenses relating to the vesting
                                                        of employee options or warrants) before interest expense
                                                        and taxes does not exceed $1.5 million, a one-time
                                                        downward adjustment of the exercise price to $
                                                        per share (120% of the Unit Offering Price).

Warrant Exercise Period...............................  The period commencing on the date of this Prospectus and terminating five years from the date of this Prospectus.

Redemption............................................  The Company may redeem the Warrants at a price of $0.25 per Warrant, upon not less than 30 days' prior written
                                                        notice, provided that the closing bid price of the Common
                                                        Stock has been at least 200% of the then current exercise
                                                        price of the Warrants for each of the 20 consecutive
                                                        trading days immediately preceding the date of the notice
                                                        of redemption. See "Description of Securities--The
                                                        Warrants."

Common Stock Outstanding:
    Before the Offering (1)...........................  1,031,343 shares
    After the Offering (1)(2).........................  3,031,343 shares

------------------------

(1) Excludes, as of October 22, 1997, (i) 143,566 shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the Company's Stock Option Plans at exercise prices ranging from $12.00 to $24.00 per share; (ii) subject to certain contingencies, 306,250 options, granted pursuant to the Company's Stock Option Plans at an exercise price per share equal to the greater of the Unit Offering Price or the closing bid price of the Common Stock on the date of the sale of the Units offered hereby; (iii) 171,813 shares of Common Stock issuable upon exercise of outstanding warrants at exercise prices ranging from Cdn. $5.04 to Cdn. $28.80 per share; and (iv) subject to certain contingencies, 175,184 shares of Common Stock reserved for issuance under the Stock Option Plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Option Plans" and "Description of Securities."

(2) Excludes (i) 300,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option; (ii) 200,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants and (iii) 2,500,000 shares of Common Stock issuable upon exercise of the Warrants (including the Warrants issuable upon exercise of the Over-Allotment Option and the Representatives' Warrants). See "Capitalization" and "Underwriting."

Risk Factors..........................................  An investment herein involves a high degree of risk and should not be considered by investors who cannot afford
                                                        to lose their entire investment. See "Risk Factors" for
                                                        certain factors to be considered by potential investors.

Use of Proceeds.......................................  The net proceeds from this Offering will be used to repay certain indebtedness, advertise and promote the Company's
                                                        products, train field representatives and home healthcare
                                                        professionals, acquire equipment, provide working capital
                                                        and for other general corporate purposes. See "Use of
                                                        Proceeds."

OTC Bulletin Board Symbol.............................  CGPDD

Vancouver Stock Exchange Trading Symbol...............  CRP

Proposed Nasdaq Symbols(3)..................  Units..............................  BDRYU
                                              Common Stock.......................  BDRY
                                              Warrants...........................  BDRYW

------------------------

(3) Application has been made to have the Units, Common Stock and Warrants included for quotation on the Nasdaq SmallCap Market. However, there can be no assurance that such application will be approved and, if approved, that an active trading market will be established or maintained for the Company's securities.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                             THREE-MONTH PERIOD ENDED
                                                            FISCAL YEAR ENDED MARCH 31,              JUNE 30,
                                                            ---------------------------     ---------------------------
                                                               1996            1997            1996            1997
                                                            -----------     -----------     -----------     -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................     $ 1,118,486     $ 2,287,497     $   428,468     $   818,403
Gross profit (loss)....................................          86,590         559,890         (18,769)        432,932
Operating expenses.....................................       3,241,483       3,362,288         576,361         852,695
Net loss...............................................      (3,959,940)(1)  (2,904,886)       (687,650)       (623,509)
Net loss per share(2)..................................           (7.35)          (2.94)          (0.74)          (0.60)

                                                                                           JUNE 30, 1997
                                                                                   ------------------------------
                                                                   MARCH 31, 1997      ACTUAL      AS ADJUSTED(3)
                                                                   --------------  --------------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................................................   $  1,626,971   $    1,184,548   $ 11,149,548
Total assets.....................................................      6,388,537        7,222,934     13,013,006
Total liabilities................................................      4,293,335        5,587,649      1,162,721
Long-term obligations............................................         30,353           30,353         30,353
Accumulated deficit..............................................    (10,631,163)     (11,254,672)   (11,254,672)
Stockholders' equity(4)..........................................      2,095,202        1,635,285     11,850,285

------------------------

(1) Includes $864,735 in costs associated with an offering of convertible promissory notes (Bridge Financing) completed in fiscal year 1996.

(2) Based upon the weighted average number of shares outstanding during the period, excluding shares issuable upon exercise of outstanding options and warrants. The effect of inclusion of such option and warrant shares would be anti-dilutive.

(3) Adjusted to give effect to the sale of 2,000,000 Units offered hereby at an assumed offering price of $6.00 per Unit, the receipt of the estimated net proceeds therefrom and the anticipated application of such estimated net proceeds and repayment of the line of credit in the amount of $2.5 million from proceeds other than this Offering (use of restricted cash). See "Use of Proceeds."

(4) Excludes (i) as of March 31, 1997 and June 30, 1997, 142,733 and 143,566,
    respectively, shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the Company's Stock Option Plans at a weighted average exercise price of $16.08 and $16.08, respectively; (ii) as of March 31, 1997 and June 30, 1997, 143,862 and 175,529, respectively, shares of
    Common Stock issuable upon exercise of outstanding warrants at exercise prices ranging from $7.44 to Cdn. $28.80; (iii) 8,000 shares of Common Stock issuable upon the exercise of warrants issued on October 22, 1997 at an exercise price of Cdn. $5.04; (iv) as of March 31, 1997 and June 30, 1997, 65,600 and 64,767, respectively, shares of Common Stock reserved for issuance under the Stock Option Plans; (v) subject to certain contingencies, 306,250 shares of Common Stock issuable upon exercise of outstanding options granted under the Stock Option Plans after June 30, 1997 at an exercise price per share equal to the greater of the Unit Offering Price or the closing bid price of the Common Stock on the date of the sale of the Units offered hereby; and (vi) as of October 21, 1997, 175,184 shares of Common Stock (which includes the 64,767 shares of Common Stock reserved for issuance as of June 30, 1997, as set forth in (iv) above), subject to certain contingencies, reserved for issuance under the Stock Option Plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Option Plans" and "Description of Securities."

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT. PURCHASE OF THE SECURITIES OFFERED HEREBY SHOULD NOT BE CONSIDERED BY PERSONS UNABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES. Since the Company's formation in November 1992 through September 1995, when it began marketing Rejoice, the Company engaged primarily in research and product development related to its incontinence products, market awareness activities, recruitment of management, sales and technical personnel, capital equipment acquisitions and related activities. The revenues generated by the Company to date have been insufficient to support the Company's operations. For working capital, the Company has had to rely primarily upon various debt and equity financings. At June 30, 1997, the Company had an accumulated deficit of $11,254,672 and expects to incur losses during the rollout of its products to the healthcare, retail and international markets, including losses for the three months ended September 30, 1997. The Company's operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses and delays frequently encountered in connection with a new business and the development of new products including, without limitation, uncertainty as to the market acceptance of the Company's products. There can be no assurance that the Company will be able to successfully continue to market its products, that the Company will not incur additional losses in the future or that it will be able to achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    NEED FOR ADDITIONAL FINANCING; UNCERTAINTY OF ACCESS TO CAPITAL. The Company has never had positive cash flow from operations and has been dependent on obtaining debt and equity financing for the continuation and expansion of its operations. The Company believes the proceeds from this Offering, together with its bank financing arrangements, will be sufficient to meet the Company's capital requirements for at least the next 12 months. Cash flow from operations, if any, will supplement these sources of capital. If this Offering is not completed, the Company has secured an additional line of credit from a related party that the Company believes will be sufficient to meet the Company's capital requirements through at least April 1, 1998. There can be no assurance, however, that the Company will not require additional capital. The sale of additional equity or convertible debt securities, if required, may result in additional dilution to the holders of the Common Stock. There can be no assurance that additional financing, if required, will be available on terms and conditions acceptable to the Company, if available at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RELIANCE ON SINGLE PRODUCT LINE. The Company is currently marketing only its Rejoice line of incontinence products and substantially all of the Company's revenues have been derived from sales of Rejoice pants and liners for adults. If sales of Rejoice for adults were to decline materially, whether as a result of competition or any other factors, the Company's business, results of operations and financial condition would be adversely affected. The Company's business plan calls for increased advertising and marketing for its Rejoice for Children products and for the joint-venturing or licensing of its BumberChute toddler toilet training products. There is no assurance that the Company will be able to locate a suitable partner or that BumberChute will be successfully brought to market. Disposition of the Company's BumberChute inventory could adversely impact the Company's future gross profit margins. See "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Products."

    POSSIBLE INABILITY TO MANAGE OPERATIONS AND GROWTH. The Company has experienced rapid growth in its operations that has placed, and could continue to place, a significant strain on the Company's financial, management, accounting and other resources. The Company has recently hired a chief financial officer who will be responsible for the ongoing design, implementation and maintenance of effective systems of internal accounting controls and the timely preparation of periodic financial and management reports. The Company's future performance will depend, in part, on its ability to manage both its domestic and contemplated international retail and healthcare activities and will require the Company to hire additional personnel, particularly in sales, marketing and customer support and in the management of the Company's subcontracted pant and liner production services. In addition, the Company's ability to manage its operations and growth effectively will require it to update on an ongoing basis its operational and financial control systems, facilities and infrastructure and management information systems and to attract, train, motivate, manage and retain key employees. Although the Company believes it will be able to hire qualified management staff in all areas of the Company's operations and to manage its growth, if it were unable to do so, the Company's business and results of operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    COMPETITION. The disposable incontinence products industry is highly competitive. The Company competes with large, nationally known consumer products manufacturers as well as with many in-house brands and smaller companies. Many of the Company's competitors have significantly greater financial and other resources than the Company and are well established as suppliers to the healthcare industry and the retail market. These competitors may at any time introduce new products, upgrade existing products or reduce their prices, any of which may negatively affect the market for the Company's products. See "Business--Competition."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends, to a significant extent, upon the abilities and continued efforts of its executive personnel, including William H.W. Atkinson, its Chairman and Chief Executive Officer, and Susan A. Schreter, its President and Chief Operating Officer. The Company has entered into employment agreements with Mr. Atkinson and Ms. Schreter, and the Company has obtained insurance on the lives of Mr. Atkinson and Ms. Schreter in the amount of $1,000,000 each. However, the loss of any key employee of the Company could have a material adverse effect upon the Company. See "Management."

    DEPENDENCE ON LINER RAW MATERIAL SOURCE. All of the Company's liner products contain thermally-bonded, air-laid pulp materials. The Company's ability to manufacture its liner products and meet market demand is highly dependent on a sufficient supply of these materials. The Company has a supply agreement that expires in August 2003 with a manufacturer of these materials, which contains annual minimum purchase requirements. Although the Company has not met those requirements in any year of the agreement and, therefore, the supplier could terminate the agreement, the supplier has continued to accept purchase orders from the Company and has indicated its willingness to continue its relationship with the Company. If the supplier were to terminate its relationship with the Company, the Company believes that alternative manufacturing sources are available. However, changes or interruptions in raw material production or supply may adversely affect the Company's ability to meet product demand in a timely manner. See "Business--Manufacturing and Fulfillment."

    UNCERTAINTIES OF CONSUMER GOODS MARKETPLACE. The Company, in part, sells its incontinence products to consumers for their personal use. The consumer goods market is characterized by a lack of predictability. Many factors unrelated to the quality and availability of the Company's products, such as economic conditions, new technologies or product introductions, could affect the consumer goods marketplace and, therefore, the Company's success in selling its products in this marketplace. There is no assurance that unpredicted shifts in the consumer goods market will not affect the Company's ability to successfully market its incontinence products. See "Business--Sales and Marketing."

    CONCENTRATION OF CUSTOMERS. The Company currently sells, and intends to continue to solicit, large retail and drug store chains with regional or national store distribution capability. The Company also sells its products to several national drug wholesale supply companies that distribute products to independent pharmacies, retail stores and surgical supply stores. In addition, the Company's entry into the healthcare market is being consolidated through its primary product distribution relationship with Medline. In both the healthcare and retail markets, chain-oriented hospitals, home healthcare organizations or drug stores can make up a significant percentage of the Company's revenues, exposing the Company to increased credit risk, pressure to discount product prices for its largest customers or distributors or significant decreases in revenues resulting from the loss of a customer or reduced sales to a customer. During the year ended March 31, 1997, American Stores Company (OSCO and SAVON drug stores) and Revco accounted for approximately 12% and 21%, respectively, of the Company's revenues. During the three-month period ended June 30, 1997, American Stores Company accounted for approximately 57% of the Company's revenues. During the year ended March 31, 1996, PHAR-MOR and Hills Stores Company accounted for approximately 8% and 17%, respectively, of the Company's revenues. During the three-month period ended June 30, 1996, Drug Trading Company Limited, Hudon et Deaudelin Itee and Kohl & Frisch Limited accounted for approximately 9%, 9% and 13%, respectively, of the Company's revenues. The Company does not have any supply agreements with such customers, all of whom operate on a purchase order basis. The Company is not currently selling to PHAR-MOR due to business concerns. There is no assurance that the Company's distributors or retail customers will continue to purchase or distribute the Company's products in the future. See "Business."

    UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. In November 1994, a patent was issued by the U.S. Patent and Trademark Office on the Company's channel design (see "Business--Products"). There can be no assurance that any additional patents will be issued in the future on the Company's existing products, that additional products developed by the Company will be patentable, or that any issued patent will provide the Company with any competitive advantages, will not be challenged by any third parties, or that the patents of others will not have an adverse effect on the Company's business. Furthermore, there can be no assurance that competitors will not be able to design around the Company's patented products or develop or acquire substantially equivalent trade secrets and proprietary technology independent of the Company. Competitors of the Company may have filed applications for, or may have been issued patents and may obtain additional patents and proprietary rights relating to, products that compete with those of the Company. Litigation and other proceedings, which could result in substantial cost to the Company, may be necessary to enforce any patents issued to the Company or to determine the scope and validity of third party proprietary rights. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

    The Company also relies on trade secrets, know-how, improvements to technology, confidentiality agreements and the pursuit of collaborative and licensing opportunities to develop and maintain its competitive position. Although the Company protects its proprietary technology in part by confidentiality agreements with its employees, consultants and certain contractors, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors. See "Business--Patents, Trademarks and Proprietary Rights."

    FLUCTUATING QUARTERLY RESULTS. The Company has experienced significant quarterly fluctuations in revenues, gross profit margins and operating results and expects these fluctuations to continue in the future. Fluctuations in revenues, gross profit margins and operating results may cause volatility in the Company's stock price. The Company believes that fluctuations have been attributable to various factors, including the budgeting and purchasing practices of its customers, the length of the customer product evaluation process for the Company's products, the demand for the Company's products, changes in the mix of products sold and in the mix of sales by distribution channels, the size and timing of customer orders, changes in pricing policies by the Company, the competitive conditions in the industry, changes in the Company's fixed and variable costs and expenses and general economic conditions. The Company expects that its revenues and results of operations for the three months ended September 30, 1997 will not be as favorable as its revenues and results of operations for the three months ended September 30, 1996.

    Historically, the Company has had little or no backlog. Therefore, quarterly revenues and operating results depend primarily on the volume and timing of orders received during the quarter, which are difficult to forecast. In particular, the receipt of an initial order from a store chain in any quarter may result in a corresponding spike in revenues for such quarter as the chain's outlets receive their initial inventory of products. Thereafter, sales to such chain's outlets tend to be made at a lower but more consistent level, reflecting the ordinary course of business. A significant portion of the Company's operating expenses is relatively fixed, since personnel levels and other expenses are based upon anticipated revenues. Because the Company's quarterly revenues may vary for the reasons stated above, the Company may not be able to reduce spending in response to sales shortfalls or delays in any quarter. These factors have and can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS. The Company's management will have broad discretion to allocate the proceeds of this Offering, and the amounts actually expended for each use may depend on a number of factors, including the amount of future revenue growth, the amount of cash generated or used by the Company's operations, and the progress of the Company's marketing efforts. See "Use of Proceeds."

    USE OF PROCEEDS TO REPAY DEBT. The Company expects to use approximately $2.7 million of the net proceeds of this Offering to repay principal and interest on its outstanding credit facilities, including debt incurred after June 30, 1997, and the principal of a $200,000 non-interest bearing loan to the Company made on October 23, 1997 by Paulson Investment Company, Inc. ("Paulson"), one of the Representatives, thereby reducing the amount of net proceeds available to the Company to expand its business. See "Use of Proceeds."

    DILUTION. Investors acquiring shares of Common Stock included in the Units offered hereby will incur immediate and substantial net tangible value dilution of $2.17 per share or approximately 36% per share ($2.02 per share or approximately 34% per share if the Over-Allotment Option is exercised in full), assuming no exercise of outstanding or issuable options or warrants, including those included in this Offering. To the extent that outstanding or issuable options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution in ownership of the Company and, upon exercise of options or warrants at prices below the Unit Offering Price, there will be further net tangible value dilution to investors acquiring shares of Common Stock included in the Units offered hereby, (see "Business--Legal Proceedings"). In addition, there is a disparity in the consideration paid for the Company's securities by existing stockholders and that being paid by purchasers of the Units. As a result, purchasers of the Units will bear most of the risk of economic loss.

    POSSIBLE SUBSTANTIAL ADDITIONAL SHARE ISSUANCES. As of October 22, 1997, the Company had outstanding (i) options to purchase up to 143,566 shares of Common Stock at exercise prices ranging between $12.00 and $24.00 per share;
(ii) subject to certain contingencies, options to purchase up to 306,250 shares of Common Stock at a per share exercise price equal to the greater of the Unit Offering Price or the closing bid price of the Company's Common Stock on the date of the sale of the Units offered hereby, (iii) warrants to purchase up to 132,146 shares of Common Stock at an exercise price of Cdn. $22.68 per share until October 5, 1998; (iv) warrants to purchase 31,667 shares of Common Stock at an exercise price of $7.44 per share until May 8, 1998 and thereafter at an exercise price of $8.64 until May 8, 1999; (v) warrants to purchase 8,000 shares of Common Stock at an exercise price of Cdn. $5.04 per share until October 21, 1999; and (vi) subject to certain contingencies, 175,184 shares of Common Stock reserved for issuance under the Stock Option Plans. Included in the Units offered hereby are Warrants for 2,000,000 shares of Common Stock (2,300,000 shares if the Over-allotment Option is exercised in full). In addition, the Representatives have an option to purchase up to an aggregate of 200,000 Units exercisable for a period of four years, commencing one year from the date of this Prospectus, at an exercise price of 120% of the public offering price per Unit. The exercise of such options or warrants could significantly increase the number of shares outstanding and have an adverse impact both on earnings per share and per share dilution. See "--Shares Eligible for Future Sale; Possible Adverse Effect on Market Price," "Description of Securities" and "Underwriting."

    SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET
PRICE. Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Units, Common Stock and Warrants. Upon completion of this Offering, the Company will have outstanding 3,031,343 shares of Common Stock. Of these shares, approximately 2,502,748 shares, including the 2,000,000 shares contained in the Units offered hereby, will be immediately eligible for sale in the public market without restriction on the date of this Prospectus. The 416,667 shares that were issued by the Company in connection with an offering under Regulation S of the Securities Act in October 1995, to the extent not previously resold into the United States, are available for resale into the United States without restriction at such time as an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") is or becomes available. An additional 111,928 shares are restricted shares ("Restricted Shares") subject to the restrictions upon resale under Rule 144 of the Securities Act. Of these shares, approximately 34,946 shares not subject to lock-up agreements are eligible for immediate resale without restriction under Rule 144(k). The remaining 76,982 Restricted Shares are held by affiliates of the Company, are eligible for immediate resale subject to the volume and other restrictions of Rule 144, but are subject to one year lock-up agreements with the Representatives. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

    LIMITED PUBLIC MARKET FOR COMMON STOCK; VOLATILITY OF SECURITIES PRICES; LACK OF ACTIVE U.S. PUBLIC TRADING MARKET. No market exists for the Units and the Warrants. The Company's outstanding shares of Common Stock are currently traded on the VSE and, to a very limited extent, on the OTC Bulletin Board. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Company's securities. Changes in the market price of the Company's Common Stock may bear no relation to the Company's actual operational or financial results. Application has been made to have the Units, Common Stock and Warrants approved for quotation on the Nasdaq SmallCap Market. As of the date of the application, the Company did not meet certain of the listing requirements. There is no assurance that such application will be approved and, even if approved, that an active trading market will be established or maintained. As a result, purchasers of the Company's securities offered hereby could find it difficult to sell their securities.

    IMPACT OF POSSIBLE DELISTING OF SECURITIES FROM NASDAQ; PENNY STOCK REGULATIONS. The Company has applied to have the Units, Common Stock and Warrants quoted on the Nasdaq SmallCap Market contemporaneously with the completion of this Offering. On August 22, 1997, Nasdaq adopted new more stringent listing and maintenance criteria. In order to maintain Nasdaq listing in accordance with the new standards, the Company will be required to have (i) at least $2 million in net tangible assets; (ii) net income of at least $500,000 in two of the last three years; or (iii) a market capitalization of at least $35 million. In addition, the Company will be required to have a market value of its public float of at least $1 million, a minimum bid price of $1.00 and two market makers. No assurance can be given that the Company will meet the initial inclusion criteria, or if it does, that it will be able to maintain such listing. If the Company is unable to maintain the listing criteria, its securities will be subject to delisting from Nasdaq. Trading, if any, in the Company's securities would thereafter be conducted on the OTC Bulletin Board or the "pink sheets," maintained by the National Quotation Bureau. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

    In addition, if the Company were to fail to meet the maintenance requirements for listing on Nasdaq and the price of the Company's Common Stock was below $5.00 at such time, such security would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act") and be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it becomes applicable, would affect the ability or willingness of broker-dealers to sell the Company's securities and therefore would affect the ability of purchasers in this Offering to sell their securities in the secondary market.

    REDEMPTION OF WARRANTS. The Warrants will be subject to redemption at $0.25 per Warrant on 30 days' written notice, provided that the closing bid price of the Common Stock for each of the 20 consecutive trading days immediately preceding the date of the notice of redemption equals or exceeds 200% of the then current Warrant exercise price. If the Company exercises the right to redeem the outstanding Warrants, holders would be forced either to exercise the Warrant or accept the redemption price. See "Description of Securities--The Warrants."

    CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE THE WARRANTS. Holders will be able to exercise the Warrants only if a current prospectus relating to the Common Stock underlying the Warrants is then in effect, and only if the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the state in which such holders of the Warrants reside. Although the Company has undertaken to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be impaired if a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective, or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside.

    The Common Stock and Warrants contained in the Units offered hereby are separately transferable immediately upon issuance. Although the Units will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy the Warrants in the after market in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In that event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of the Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. If securities are issued upon exercise of the Warrants in states where such transaction is not registered or exempt, the Company could be subject to penalties or rescission liability. See "Description of Securities--Warrants."

    LIMITATIONS ON USE OF NET OPERATING LOSS CARRYFORWARDS. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") imposes certain limitations on the ability of a "loss corporation" to use its net operating losses ("NOLs") to offset its future taxable income in taxable years following an "ownership change" (including an ownership change resulting from the issuance of stock). In general, an ownership change occurs if the percentage (as measured by value) of the loss corporation's stock (other than certain preferred stock) which is owned, directly or indirectly, by one or more 5% stockholders (or certain groups of stockholders collectively treated as a 5% stockholder) is increased by more than 50 percentage points over the lowest percentage of stock owned by such 5% stockholders at any time during the applicable "testing period" of three years or less. In the event of an ownership change, the amount of pre-change NOLs that the loss corporation can use to offset its taxable income in a post-change taxable year will generally be limited to an amount equal to the product of the "long-term tax-exempt rate" in effect on the date of the ownership change and the value of the loss corporation's stock immediately prior to the ownership change (without taking into account for such valuation purposes certain capital contributions received by the loss corporation during the two-year period preceding the ownership change). The long-term tax-exempt rate is an interest rate based upon certain specified U.S. Treasury debt obligations adjusted for differences between rates on taxable and tax-exempt obligations and announced on a monthly basis by the Internal Revenue Service. In addition, if the loss corporation does not continue its historic business or continue to use a substantial portion of its historic assets in its business for a two-year period following an ownership change, the effect would be that no portion of the pre-change NOLs would be available to offset future taxable income (except in certain very limited circumstances).

    CURRENCY FLUCTUATIONS AND OTHER UNCERTAINTIES INHERENT IN INTERNATIONAL OPERATIONS. The Company has a wholly-owned subsidiary which is located in Canada. In addition, the Company sells to Canadian customers and purchases its products from suppliers located in Canada and Mexico. International transactions may be denominated in foreign or United States currencies. The Company does not currently engage in foreign currency hedging transactions. If a material amount of future sales or purchases are denominated in foreign currency, a change in the value of foreign currencies relative to the United States dollar could result in losses from such transactions. Additional risks inherent in the Company's international business activities include changes in regulatory requirements, tariffs and other trade barriers, political and economic instability, difficulty in staffing and managing foreign operations, customs requirements, potentially adverse tax consequences, the burden of complying with a wide variety of complex foreign laws and treaties, and the possibility of difficulty in accounts receivable collections. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations.

    ABSENCE OF DIVIDENDS. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any payments of cash dividends on the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant. Even if its future operations result in significant revenues and profitability, as to which there is no assurance, there is no present anticipation that dividends will be paid. The Company's current policy is to retain profits, if any, to fund growth and expansion. See "Dividend Policy."

    BLANK CHECK PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention to issue shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change in control of the Company. See "Description of Securities." In addition, certain officers have the right to receive certain payments upon a change in control of the Company. Such agreements could have the effect of delaying, deferring or preventing a change in control of the Company by increasing the aggregate cost to potential investors of an acquisition of the Company. See "Management--Executive Compensation--Employment Agreements."

                               CORPORATE HISTORY

    The Company, Caring Products International, Inc., a Delaware corporation, resulted from a series of corporate reorganizations and related transactions, as follows:

    First West Canada Capital Corporation ("FWCC") was originally incorporated under the laws of the Province of British Columbia on December 6, 1984. On December 20, 1993, FWCC renounced its original jurisdiction of incorporation and became a Wyoming corporation. On December 23, 1993, FWCC merged into FWCC Merger Corp., a wholly-owned subsidiary of FWCC, which was incorporated in the State of Delaware on December 7, 1993. Prior to the merger, which effected the reincorporation of FWCC as a Delaware corporation, FWCC was an inactive corporation whose shares were listed for trading on the VSE. Immediately following the merger, FWCC Merger Corp. was an inactive corporation whose shares were listed for trading on the VSE.

    On November 4, 1992, Caring Products International, Inc. was incorporated under the laws of the State of Delaware ("Old Caring Products"). On December 30, 1993, Old Caring Products merged with and into FWCC Merger Corp., and FWCC Merger Corp. became the surviving corporation. In connection with this merger, the then existing officers and directors of FWCC Merger Corp. resigned, the then existing officers and directors of Old Caring Products became the officers and directors of FWCC Merger Corp. and the name of the surviving entity was changed to Caring Products International, Inc.

    Caring Products Industries, Ltd., a British Columbia corporation, is a wholly-owned subsidiary of Caring Products International, Inc. and until March 1996 principally engaged in pant production activities. C.P. International, Inc., a Delaware corporation, is also a wholly-owned subsidiary of Caring Products International, Inc., and its principal business is the sale and marketing of the Company's products. The term, the "Company" as used herein, refers to the surviving entity in the merger, Caring Products International, Inc. and its wholly-owned subsidiaries, Caring Products Industries, Ltd. and C.P. International, Inc.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Units offered hereby, based on an assumed offering price of $6.00 per Unit, are estimated to be $10,215,000 ($11,844,000 if the Over-Allotment Option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming no exercise of the Warrants.

    The Company intends to apply these net proceeds as follows:

                                                                   APPROXIMATE    PERCENTAGE
                                                                  AMOUNT OF NET     OF NET
                                                                    PROCEEDS       PROCEEDS
                                                                  -------------  ------------
Repayment of Credit Facilities(1)...............................  $   2,700,000        26.5%
Advertising and Other Promotional Activities....................      3,500,000        34.3%
Training and Education(2).......................................        750,000         7.3%
Initial International Market Entry Costs(3).....................        250,000         2.4%
Equipment(4)....................................................        250,000         2.4%
Working Capital and Other General Purposes(5)...................      2,765,000        27.1%
                                                                  -------------  ------------
                                                                  $  10,215,000         100%
                                                                  -------------  ------------
                                                                  -------------  ------------

------------------------

(1) Includes debt incurred after June 30, 1997. Of this amount, approximately $1.25 million will be used to repay outstanding principal and interest under the Company's bank line of credit which bears interest at the Canadian prime rate plus .25% (5.50% at October 21, 1997) and which expires in May 1998; approximately $1.25 million will be used to repay outstanding principal and interest under a note which bears interest at the Canadian prime rate plus 3% (8.25% at October 21, 1997) and which matures in May 1998, and $200,000 will be used to repay the non-interest bearing loan made by Paulson which is due upon the earlier of the sale of the Units offered hereby or within 30 days following demand on and after January 30, 1998.

(2) Includes cost of training of Medline field representatives and other home healthcare professionals.

(3) Includes costs of market research and trademark registrations.

(4) Consists primarily of upgrading computer hardware and software.

(5) Includes acquiring additional inventory and financing receivables growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Where appropriate, net proceeds may be used to acquire complementary technologies, products or businesses, although there are no specific agreements or commitments, and the Company is not currently engaged in any negotiations for any such acquisitions.

    The above represents the Company's best estimate based upon its current plans. The amounts actually expended by the Company on any particular matter may vary significantly depending upon a number of factors, including future revenue growth, the cash generated or used by the Company's operations and the progress of the Company's marketing efforts. The Company reserves the right to reallocate the net proceeds of this Offering among the various categories set forth above as it, in its sole discretion, deems necessary or advisable.

    Pending application by the Company of the net proceeds of this Offering, such net proceeds will be invested in short-term interest bearing securities, including government obligations and money market instruments.

                                DIVIDEND POLICY

    The Company has never paid a dividend on its Common Stock. It is the present policy of the Company not to pay cash dividends on the Common Stock but to retain earnings, if any, to fund growth and expansion. Any payment of cash dividends on the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth the debt and capitalization of the Company at June 30, 1997 (i) on an actual basis and (ii) as adjusted to reflect the estimated net proceeds from the sale of 2,000,000 Units offered by the Company hereby at an assumed initial public offering price of $6.00 per Unit and repayment of the line of credit in the amount of $2.5 million from proceeds other than this Offering. The information set forth below is unaudited and should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                            JUNE 30, 1997
                                                                                    ------------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                    --------------  --------------

Lines of credit...................................................................  $    3,644,928  $           --

Current portion of long-term obligations..........................................          13,648          13,648

Notes payable to related parties..................................................         780,000              --

Long-term obligations (less current portion)......................................          30,353          30,353
                                                                                    --------------  --------------

    Total debt....................................................................  $    4,468,929  $       44,001
                                                                                    --------------  --------------

Stockholders' equity:

  Preferred Stock, par value $0.01 per share; 1,000,000 shares authorized, none
    issued and outstanding........................................................              --              --

  Common Stock, par value $0.01 per share; 75,000,000 shares authorized, 1,031,343 shares issued and outstanding, 3,031,343 issued and outstanding, as
    adjusted(1)...................................................................          10,314          30,314

  Additional paid-in capital......................................................      12,879,643      23,074,643

  Accumulated deficit.............................................................     (11,254,672)    (11,254,672)
                                                                                    --------------  --------------

    Total stockholders' equity....................................................       1,635,285      11,850,285
                                                                                    --------------  --------------

      Total capitalization........................................................  $    6,104,214  $   11,894,286
                                                                                    --------------  --------------
                                                                                    --------------  --------------

------------------------

(1) Does not include (i) 143,566 shares issuable upon exercise of outstanding options granted pursuant to the Company's Stock Option Plans; (ii) 171,813 shares issuable upon exercise of outstanding warrants, of which warrants to purchase 11,716 shares of Common Stock expired in October 1997; (iii) subject to certain contingencies, up to 306,250 shares issuable upon exercise of outstanding options granted pursuant to the Company's Stock Option Plans after June 30, 1997; (iv) 8,000 shares of Common Stock issuable upon the exercise of warrants issued subsequent to June 30, 1997; and (v) subject to certain contingencies, 175,184 shares of Common Stock reserved for issuance under the Stock Option Plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Option Plans" and "Description of Securities."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has traded on the VSE under the symbol "CPI" since January 1994, following its merger with FWCC Merger Corp., and under the symbol "CRP" since June 16, 1997, and has also traded on the OTC Bulletin Board under the symbol "CGPD" since August 14, 1997 and under the symbol "CGPDD" since October 21, 1997. The Company has applied to have the Units, Common Stock and Warrants quoted on the Nasdaq SmallCap Market. However, there is no assurance that such application will be approved and, if approved, that an active trading market will be established or maintained in the United States. At the date of its application, the Company does not satisfy all of the initial listing requirements for inclusion on the Nasdaq SmallCap Market.

    The following table sets forth the high and low closing prices for the Common Stock on the VSE for the periods indicated (i) stated in Canadian dollars and, except as noted, without giving effect to the Reverse Stock Splits and (ii) as adjusted, in U.S. dollars and retroactively giving effect to the Reverse Stock Splits.

                                                                                         AS ADJUSTED
                                                                        ACTUAL (CDN.$)     (US$)(1)
                                                                        --------------  --------------
                                                                         HIGH    LOW     HIGH    LOW
                                                                        ------  ------  ------  ------
Fiscal Year Ended March 31, 1996
  First Quarter.......................................................  $ 1.61  $ 1.56  $27.80  $26.92
  Second Quarter......................................................    1.65    0.86   28.48   14.84
  Third Quarter.......................................................    1.32    0.85   22.80   14.68
  Fourth Quarter......................................................    1.25    0.98   21.60   16.92
Fiscal Year Ended March 31, 1997
  First Quarter.......................................................  $ 1.25  $ 0.50  $21.60  $ 8.64
  Second Quarter......................................................    0.97    0.65   16.76   11.24
  Third Quarter.......................................................    1.10    0.38   19.00    6.56
  Fourth Quarter......................................................    1.00    0.52   17.28    8.96
Fiscal Year Ending March 31, 1998
  First Quarter through June 16, 1997.................................  $ 0.85  $ 0.51  $14.68  $ 8.80
  First Quarter from June 17, 1997(2).................................    4.00    2.50   11.52    7.20
  Second Quarter(2)...................................................    3.00    1.10    8.64    3.17
  Third Quarter through October 20, 1997(2)(3)........................    2.00    1.50    5.76    4.32

------------------------
(1) Canadian dollars have been converted at the noon buying rate on October 17, 1997 of U.S. $1.00 = Cdn. $1.39. These adjusted prices are not indicative of what the price might have been if the Reverse Stock Splits had occurred prior to June 16, 1997 or October 20, 1997, as the case may be, nor is any representation made that the Canadian dollar amounts could have been, or could be, converted into U.S. dollars at such rate on October 17, 1997 or at any other rate.

(2) Reflects the Reverse Stock Split effected on June 16, 1997.

(3) At the request of the Company, the Common Stock has not traded on the VSE since October 20, 1997 in order to permit the Company to comply with certain requirements of the VSE attendant to the Reverse Stock Split effected on October 20, 1997. It is expected that trading will resume on the VSE on or about October 31, 1997.

    The following table sets forth the high and low closing bid prices for the Common Stock on the OTC Bulletin Board for the periods indicated. All prices are stated in U.S. dollars and reflect the Reverse Stock Splits as indicated.

                                                                                                         ACTUAL
                                                                                                  --------------------
                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
Fiscal Year Ending March 31, 1998
  Second Quarter from August 14, 1997 through September 30, 1997(1).............................  $    1.88  $    1.00
  Third Quarter through October 20, 1997(1).....................................................       1.63       1.13
  Third Quarter from October 21, 1997 until October 24, 1997(2).................................       5.00       2.00

------------------------

(1) Reflects only the Reverse Stock Split effected on June 16, 1997.

(2) Reflects the Reverse Stock Splits effected on June 16, 1997 and October 20, 1997.

    On October 24, 1997, the closing bid price of the Common Stock on the OTC Bulletin Board was $5.00. As of August 25, 1997, the number of record holders of the Company's Common Stock was approximately 116, and the number of beneficial holders was approximately 950.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements, related notes and other information included elsewhere in this Prospectus. The consolidated statement of operations data set forth below for the year ended March 31, 1996 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG, Chartered Accountants. The consolidated statement of operations data set forth below for the year ended March 31, 1997 and the consolidated balance sheet data as of March 31, 1997 are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated statement of operations data set forth below for the three month periods ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997, are derived from the unaudited consolidated financial statements of the Company that include, in the opinion of management, all adjustments, consisting only of normal recurring accruals, that the Company considers necessary for a fair presentation of its results of operations for such periods. The results of operations for the three month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                                                                                       THREE MONTHS ENDED
                                                         YEAR ENDED MARCH 31,               JUNE 30,
                                                    -------------------------------  ----------------------
                                                         1996              1997         1996        1997
                                                    ---------------     -----------  ----------  ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $     1,118,486       2,287,497     428,468     818,403
Cost of sales.....................................        1,031,896       1,727,607     447,237     385,471
Gross profit (loss)...............................           86,590         559,890     (18,769)    432,932
Selling expenses..................................        1,978,206       2,083,173     328,808     548,950
General and administrative expenses...............        1,126,815       1,198,148     225,667     289,467
Total operating expenses..........................        3,241,483       3,362,288     576,361     852,695
Loss from operations..............................       (3,154,893)     (2,802,398)   (595,130)   (419,763)
Net loss..........................................       (3,959,940)(1)  (2,904,886)   (687,650)   (623,509)
Net loss per share(2).............................            (7.35)          (2.94)      (0.74)      (0.60)
Weighted average common shares and common
  equivalent shares outstanding...................          538,739         987,014     930,927   1,031,343

                                                                                     MARCH 31, 1997  JUNE 30, 1997
                                                                                     --------------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital....................................................................   $  1,626,971      1,184,548
Cash...............................................................................        118,573        132,880
Restricted cash....................................................................      2,694,671      2,537,591
Accounts receivable, net...........................................................        625,085        951,875
Inventories........................................................................      2,432,583      3,110,444
Total current assets...............................................................      5,889,953      6,741,844
Total assets.......................................................................      6,388,537      7,222,934
Accounts payable...................................................................      1,029,418      1,016,150
Lines of credit....................................................................      2,500,000      3,644,928
Notes payable to related parties...................................................        571,300        780,000
Total current liabilities..........................................................      4,262,982      5,557,296
Total liabilities..................................................................      4,293,335      5,587,649
Total stockholders' equity.........................................................      2,095,202      1,635,285

--------------------------

(1) Includes $864,735 in costs associated with an offering of convertible promissory notes (Bridge Financing) completed in fiscal year 1996.

(2) Based upon the weighted average number of shares outstanding during the period, excluding shares issuable upon exercise of outstanding options and warrants. The effect of inclusion of such option and warrant shares would be anti-dilutive.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, OF THE COMPANY CONTAINED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    From the date of the Company's incorporation in November 1992 through September 1995 when it began marketing Rejoice, the Company was principally engaged in various activities, including product development, technology acquisition, recruitment of employees, identification of sources of subcontracted production, organization of marketing and production headquarters, market research and testing, trademark and patent filings and the raising of funds to support the Company's substantial development expenses. Revenues from various product test marketing programs in retail, catalog, direct mail and healthcare markets during that period were nominal.

    In order to consolidate the Company's marketing and production management activities into a single location, the Company moved its headquarters to Seattle, Washington from New York in August 1995.

    Until March 1996, the Company produced pants in its own facility in Burnaby, British Columbia. Thereafter, the facility provided cutting and other services to support its Canadian pant subcontractor. As the Company is completing its relationship with this subcontractor, the Company closed its Burnaby, British Columbia location in September 1997.

    The Company's new source of pant production is from a large underwear manufacturer located in Northern Mexico. That producer offers the Company a lower per unit pant cost than the Company's per unit pant cost at its own facility in Canada or through a Canadian-based pant subcontractor. In addition, the Company anticipates that it will derive additional cost reductions from the elimination of certain overhead, labor and administrative costs associated with operating the Burnaby facility. No material expenses or losses are expected from the closing of the Burnaby facility and sale of certain sewing equipment.

    The Company anticipates that it will continue to manufacture its pant and liner products through subcontractors located in the United States and Mexico.

    In September 1995, the Company shipped product to its first drug store chain for store-wide distribution and shelf placement in approximately 300 stores. In each subsequent fiscal quarter the number of drug stores, independent pharmacies and surgical supply stores that sell the Company's products has increased. As of June 30, 1997, the Company distributed its products to approximately 6,000 drug, pharmacy and surgical supply stores.

    In late 1996, the Company signed a distribution agreement with Medline, a hospital supply company. This relationship will support the Company's interests in entering the healthcare markets, which includes inpatient and outpatient hospital facilities, rehabilitation facilities, home healthcare providers, nursing homes, hospice centers and surgical supply stores. The Company is currently training various Medline healthcare representatives to sell the Company's products and producing customized sales literature to support these efforts. The Company estimates that through September 30, 1997 it has expended approximately $75,000 specifically to enter the healthcare market and in fiscal 1998 it will expend an additional $750,000 out of the net proceeds of this Offering for training and educating Medline field representatives and other healthcare professionals. The Company anticipates that sales to the healthcare market will increase as a percentage of the Company's total revenues in future quarters. Gross profit margins are expected to be less favorable in the healthcare markets than the retail markets, especially during early periods when higher production costs are included in cost of sales using the first-in first-out cost assumption.

    As discussed below, the fiscal years ended March 31, 1996 and March 31, 1997 were characterized by nominal sales offset by significant expenses associated with financing, manufacturing and promoting the Company's products. The Company expects to continue to incur losses during the rollout of its products to the healthcare, retail and international markets.

    The Company expects that its revenues for the three months ended September 30, 1997 (the "1997 Second Period") will reflect a decline as compared to the Company's revenues for the three months ended September 30, 1996 (the "1996 Second Period"). The Company believes that the decline in revenues will be attributable to the following factors. First, the 1996 Second Period included a large initial stocking order received from a new customer. Although the Company did not receive any substantial initial stocking orders from new customers during the 1997 Second Period, the Company expects that it will receive such orders during the three months ended December 31, 1997. However, there can be no assurance that such orders will be received. Second, the Company could not support reorders during the 1997 Second Period because the Company lacked resources to support sales with advertising and other promotional activities. The Company expects to use approximately 34% of the net proceeds from this Offering for advertising and other promotional activities. Finally, management has been devoting a substantial amount of its time and resources to this Offering during the 1997 Second Period as compared to the 1996 Second Period in which management devoted significantly more time and resources to its day-to-day business operations. The Company also expects that its net loss for the 1997 Second Period will have increased in comparison to its net loss for the 1996 Second Period, which is primarily attributable to the decrease in revenues and increased professional fees unrelated to this Offering and costs associated with the roll out of the Company's products to the healthcare market.

RESULTS OF OPERATIONS

    COMPARISON OF THE FISCAL YEAR ENDED MARCH 31, 1996 TO THE FISCAL YEAR ENDED MARCH 31, 1997

    The components of the Company's revenues for the fiscal year ended March 31, 1996 ("Fiscal 1996") and the fiscal year ended March 31, 1997 ("Fiscal 1997") were as follows:

                                                                        1996          1997
                                                                    ------------  ------------
Rejoice pants.....................................................  $    479,481  $    889,149
Rejoice liners....................................................       635,902     1,390,611
Other.............................................................         3,103         7,737
                                                                    ------------  ------------
Total.............................................................  $  1,118,486  $  2,287,497
                                                                    ------------  ------------
                                                                    ------------  ------------

    Revenues increased from $1,118,486 in Fiscal 1996 to $2,287,497 in Fiscal 1997, an increase of 105%. Sales of the Company's adult pants and liners represented virtually all of the Company's revenues in both years. The increase in revenues resulted primarily from initial purchases to stock shelves, reflecting the increase in the number of retail outlets which sell the Company's products from approximately 1,200 at the end of Fiscal 1996 to approximately 6,000 at the end of Fiscal 1997. The increase in retail outlets carrying the Rejoice products resulted from the broad-based promotional activities of the Company to support brand introduction and consumer awareness of the brand. There was no significant change in the Company's pricing to its wholesale customers from Fiscal 1996 to Fiscal 1997. Total liner sales are expected to continue to be higher than pant sales because the average consumer will need to purchase more disposable liners than reusable pants.

    Cost of goods sold increased from $1,031,896 in Fiscal 1996 to $1,727,607 in Fiscal 1997, an increase of 67% reflecting product costs associated with the increased amount of sales. Gross profit on sales increased from $86,590 in Fiscal 1996 to $559,890 in Fiscal 1997. The improvement in gross profit reflected lower unit cost of goods sold due to the transfer during Fiscal 1997 of virtually all pant production to subcontractors from a significant amount of in-house pant production. Gross profit as a percentage of revenues (gross profit margin) increased from 8% in Fiscal 1996 to 24% in Fiscal 1997. Gross profit margins may fluctuate in the future depending on changes in the mix of products sold, the mix of sales by distribution channels and other factors such as the sale of inventory with lower gross profit margins.

    Total operating expenses increased 4% from $3,241,483 in Fiscal 1996 to $3,362,288 in Fiscal 1997. Of the Fiscal 1997 amount, $2,083,173 was related to selling expenses, including advertising creative costs, consumer physician promotion and education materials, radio advertising placement, trade show, salaries and travel costs. Selling expenses increased 5% over Fiscal 1996. The Company expects that selling expenses will continue to be the largest component of the Company's operating expenses. General and administrative expenses in Fiscal 1997 were $1,198,148, an increase of 6% as compared to $1,126,815 in Fiscal 1996. Legal and accounting expenses during both periods were a significant portion of general and administrative expenses. These expenses primarily relate to various registrations and filings in the United States and Canada. During Fiscal 1996, the Company also incurred expenses related to completing a bridge financing, including a $250,000 finder's fee and deemed interest of $413,000 as a result of the valuation of the warrants issued in such financing. Research and development expenses continued to decline during the two periods, from $74,704 in Fiscal 1996 to $8,679 in Fiscal 1997 because all significant research and development regarding the Company's existing products is complete. Research and development expenses are not expected to be a significant cost to the Company during Fiscal 1998 as a result of the Company's intention to continue its focus on expanding sales of its existing products rather than on developing new products.

    Interest income generated during Fiscal 1997 was $163,986 as compared to $112,671 in Fiscal 1996. The increase was attributable to higher average deposit balances throughout the year. Interest expense increased 121% during the two periods from $92,314 to $204,203 reflecting the higher average balance of outstanding debt.

    Improved pant gross profit margins are expected in future periods as a result of increasing the volume of pants produced by lower cost production in Mexico as compared to its subcontractor in Canada. As the Company closed its factory location in Burnaby, British Columbia in September 1997, there is expected to be a reduction in certain overhead and facility costs related to supporting pant production in Canada. No material losses associated with the closure of this facility are expected. No similar facility support is required for subcontracted pant production in other locations that are currently used by the Company. While no assurances can be provided, the Company expects that increased demand for both pants and liners will enable the Company to negotiate volume discounts which might positively affect gross profit margins. In addition, no assurance can be provided that increased pant production through lower cost subcontractors will lead to profitable operations. During Fiscal 1996 and Fiscal 1997, the Company subcontracted production of all its liners through subcontracted liner converters in the United States.

    The net loss for Fiscal 1997 was $2,904,886 as compared to a net loss of $3,959,940 for Fiscal 1996, representing a decrease of $1,055,054 or 27%. The net loss per share was $2.94 in Fiscal 1997 as compared to $7.35 in Fiscal 1996.

    Although the Company cannot accurately determine the precise effect of inflation on its operations, it does not believe inflation has had a material effect on sales or results of operations in Fiscal 1996 and Fiscal 1997.

    COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 1996 TO THE THREE MONTHS ENDED JUNE 30, 1997

    Revenues increased from $428,468 in the first quarter ended June 30, 1996 (the "1996 Period") to $818,403 in the first quarter ended June 30, 1997 (the "1997 Period"), an increase of 91%. This increase was primarily as a result of replenishment sales to increased number of retail drug store chains that sell the Company's Rejoice incontinence products.

    Cost of goods sold decreased from $447,237 in the 1996 period to $385,471 in the 1997 Period, a decrease of 14%. The decrease in cost of goods sold was attributable to a significant reduction in costs associated with pant production, including fewer Canadian production staff compared to the comparable prior period. Gross profit on sales increased from a loss of $18,769 in the 1996 Period to a profit of $432,932 in the 1997 Period. The improvement in gross profit margin in the 1997 Period primarily reflected the first introduction of retail pants produced at a lower unit priced pant subcontractor in Mexico and the significant reduction in Canadian-based staff and facility costs. In addition, the Company paid a lower cost per liner from its liner subcontractor in the United States during the 1997 Period. Gross profit margins may fluctuate in the future depending on changes in the mix of products sold, the mix of sales by distribution channels and other factors such as the sale of inventory with lower gross profit margins.

    Total operating expenses increased 48% from $576,361 in the 1996 Period to $852,695 in the 1997 Period. The increase was primarily attributable to increased advertising and sales expenses associated with supporting an increased number of drug stores that sell the Company's products, as well as employee travel and new salary expenses associated with the Company's commencement of sales training and marketing activities. Total selling expenses increased 67% from $328,808 in the 1996 Period to $548,950 in the 1997 Period. General and administrative expenses increased 28% from $225,667 to $289,467 in the 1997 Period. The increase represented increased operating costs associated with the growth in the Company's corporate and marketing offices.

    The Company also generated $22,499 in interest income during the 1997 Period as compared to $3,336 in interest income generated during the 1996 Period. Interest income was offset by interest expense of $152,155 in the 1997 Period and $45,400 in the 1996 Period. The increase in interest expense related to the increase in short-term and long-term borrowings in the 1997 Period from the 1996 Period.

    The net loss for the 1997 Period was $623,509 as compared to $687,650 for the 1996 Period, a 10% improvement. The net loss per share was $0.60 in the 1997 Period as compared to $0.74 per share in the 1996 Period.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its operations through private placements of its equity securities as well as various debt financing transactions. During Fiscal 1996, the Company received net proceeds of $5,707,123 from the sale of 416,667 special warrants (the "Private Placement"). During Fiscal 1996, the Company supported its operations from the proceeds of several small borrowings and incurred short-term debt of $2.5 million in the form of promissory notes issued together with warrants as part of a bridge financing. These notes were subsequently repaid with the proceeds of a short-term secured promissory note issued by the Company to a single investor in September 1995. In October 1995, the Company secured a revolving line of credit in the amount of $2.5 million from Seattle First National Bank and repaid the secured promissory note issued in September 1995. The loan bore interest at 6.91% per annum, payable monthly, and was secured by a deposit of $2.5 million. The loan was repaid in full in July 1997.

    During Fiscal 1997, the Company supported its operations from various short-term, unsecured borrowings from related parties which totaled $571,300 at March 31, 1997. In April 1997, $366,300 of such borrowings were repaid and the $205,000 balance of such borrowings was repaid in June 1997, in both cases using proceeds received from the Company's bank line of credit.

    In April 1997, Bradstone Equity Partners Inc., f/k/a H.J. Forest Products Inc. ("Bradstone"), guaranteed a Cdn $1.75 million credit facility for the Company from the Toronto Dominion Bank. In July 1997, the guarantee was increased by $1.25 million to an aggregate of approximately $2.5 million. The guarantee is through April 1, 1998. Borrowings under the line of credit bear interest at the Canadian prime rate plus .25% (5.50% at October 21, 1997) and are due on demand. The Company issued to the guarantor warrants to purchase 31,667 shares of Common Stock exercisable at $7.44 per share at any time until May 8, 1998 and thereafter at $8.64 per share until May 8, 1999. The warrants were recorded on issuance at their estimated fair market value of $163,592 with a corresponding reduction in the recorded value of the line of credit. The debt discount will be amortized to interest expense over the term of the line of credit. In May 1997, the

Company borrowed $780,000 out of a total possible draw down of $1.25 million under a note payable to Bradstone. Interest is payable thereunder at the Canadian prime rate plus 3% (8.25% at October 21, 1997) and the principal is due in May 1998. Repayment of the note is secured by a lien on substantially all of the Company's assets and by a pledge of all of the Company's Common Stock owned by William H.W. Atkinson and Susan A. Schreter, the Company's Chief Executive Officer and President, respectively. In September 1997, Bradstone agreed that if this Offering were not completed and the Company required capital for its operations, Bradstone would loan the Company up to an additional $1.25 million on the same terms and conditions as the May 1997 note, provided that if drawn down, a representative of Bradstone would be appointed to the Company's Board of Directors, among other conditions. Also in September 1997, the Company obtained from Toronto Dominion Bank an increase in its credit facility of Cdn. $1.75 million, bringing the total facility to Cdn. $3.5 million, under terms and conditions similar to the original loan, which aggregate credit facility is secured by the guarantee from Bradstone in the aggregate amount of Cdn. $3.5 million. Substantially all of the Company's assets are pledged as security for its various indebtedness.

    In October 1997, Paulson made a $200,000 non-interest bearing loan to the Company to be repaid out of the net proceeds of this Offering; provided, however, if this Offering has not occurred on or before January 30, 1998, the Company is obligated to repay the loan within 30 days following Paulson's demand.

    As of March 31, 1997, the Company's principal sources of liquidity included cash (including amounts restricted as security for loans) of $2,813,244, net accounts receivable of $625,085 and inventories of $2,432,583. The Company's operating activities used cash of $2,982,936 for the year ended March 31, 1997. Increases in accounts payable of $678,106 and accounts receivable of $344,407 reflect the Company's increased levels of operations and sales. Increased inventory of $623,591 supported the Company's growing sales volume. The Company anticipates that the levels of both inventories and accounts receivable will vary commensurate with the Company's sales and, if sales increase, may negatively impact cash resources.

    As of June 30, 1997, the Company's principal sources of liquidity included cash (including amounts restricted as security for loans) of $2,670,471, net accounts receivable of $951,875, inventories of $3,110,444, and available borrowing capacity under the note payable to Bradstone of approximately $470,000. The Company's operating activities used cash of $1,614,388 for the 1997 Period. Increases in accounts receivable of $326,790 reflect the increased sales volume of the Company. Increased inventories of $677,861 primarily reflect the Company's growing sales volume with larger chain stores which require greater inventory availability and the longer lead times associated with liner production. During the 1997 Period, the Company financed its net loss and growth in accounts receivable and inventories primarily from increased borrowings under its lines of credit.

    The Company believes that the estimated net proceeds from this Offering, together with its various financing arrangements, will be sufficient to meet its capital requirements for at least the next 12 months.

OTHER MATTERS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"). SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"). Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company does not believe the adoption of SFAS 128 in fiscal year 1998 will have a significant impact on the Company's reported EPS.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, DISCLOSURES OF INFORMATION ABOUT CAPITAL STRUCTURE ("SFAS 129") which establishes standards for disclosing information about an entity's capital structure. The disclosures are not expected to have a significant impact on the consolidated financial statements of the Company. SFAS 129 is effective for financial statements ending after December 15, 1997.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130") which establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for years beginning after December 15, 1997. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131") which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the related disclosures about products and services, geographic areas, and major customers. SFAS 131 replaces the "industry segment" concept of Financial Accounting Standard No. 14 with a "management approach" concept as the basis for identifying reportable segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

                                    BUSINESS

    The Company has designed and markets a line of proprietary urinary incontinence products with disposable liners which are sold under the Rejoice name. These products provide a practical, convenient and cost effective solution to the special needs of incontinent adults and children over the age of four. The Rejoice products incorporate a two-piece incontinence management system consisting of a reusable, light-weight cotton pant specifically designed to look and feel like conventional underwear and a disposable, highly absorbent liner.

    The Company sells its products to over 6,000 drug and retail stores, independent pharmacies and surgical supply stores, including SAVON, OSCO, Revco, K&B--Rite Aid, Thrifty-Pay Less, Long's Drug Stores, Bartell's, Genovese, Hills and others. In addition, the Company sells Rejoice to several healthcare and retail-oriented catalog companies and other companies that provide home delivery service for healthcare-oriented products.

    In late 1996, the Company signed a distribution agreement with Medline to serve as a distributor to various chain home nursing agencies, healthcare companies and hospital rehabilitation companies, as well as independent pharmacies and surgical supply stores. The Company has specially packaged a Rejoice product for these markets which is being exclusively distributed by Medline.

INDUSTRY BACKGROUND

    INCONTINENCE. Incontinence is the involuntary loss of bladder or bowel control. The Company's products are designed to be used only for urinary incontinence which represents the largest segment of the outpatient market. It can affect individuals of any age and can range in severity from stress incontinence, which is the discharge of a small amount of urine due to a lack of muscle tone, to total incontinence, which is the complete loss of bladder and/or bowel control. This loss of control may be a temporary or permanent condition resulting from surgical procedures, aging, illness, physical disability or accident. In instances in which a person has a neurological disease or uncorrectable spinal injury, the loss of bladder control can be a life-long problem. In contrast, individuals who suffer bladder control problems during pregnancy or during arduous exercise typically have temporary bladder control problems.

    According to the Bladder Health Council (the "Council"), over 12 million Americans suffer from urinary incontinence. As people age, they are more likely to develop various healthcare problems that contribute to the development of urinary incontinence. It is estimated by the Council that 15% to 30% of people over the age of 60 who live at home have this condition. The Council also has stated that the actual number of people affected by urinary incontinence is likely to be higher because of the reluctance of many people to report the condition to medical professionals.

    Incontinence ranks as a major health problem and is receiving increased attention by federal agencies because of its effect on long-term patient rehabilitation and increased medical costs to insurance companies and the federal government. Incontinence is an inconvenient and embarrassing problem to manage away from home, which tends to isolate and limit otherwise productive people. Based on clinical studies, there is a correlation between urinary incontinence and higher rates of depression, insomnia, reduced mobility, higher infection rates and reclusivity. Incontinence is also a leading reason for admission to nursing homes.

    The Company's Rejoice products were specifically designed for ambulatory patients or functional people residing at home as a more dignified alternative to plastic-backed disposable diaper products. Several features of the Rejoice products were included to encourage greater patient flexibility and freedom of movement while participating in physical therapy programs.

    MARKET OVERVIEW. The market for disposable adult incontinence products, which is comprised of healthcare and retail components, has grown from a focus on underpads for bedding in healthcare facilities to a wide range of reusable and disposable diapers, disposable belted undergarments and other devices and pads for home consumers who manage bladder control problems on a daily basis. According to the 1995 Frost & Sullivan report on the U.S. Incontinence and Ostomy Product Markets (the "F&S Report"), the total size of the incontinence supply market in 1994 was $1.45 billion, including ostomy products. Approximately 91% of such amount consists of disposable incontinence products, and the balance consists of reusable products. The healthcare market includes inpatient and outpatient hospital facilities, rehabilitation facilities, home healthcare providers, nursing homes, hospice centers and surgical supply stores. The retail market reaches the end user consumer directly, selling products through direct marketing, mass merchandisers, including drug stores and grocery chains, and general consumer and specialty healthcare catalogs. Within the retail market, there are two general product brand categories: national brands and various private label brands which may be marketed under a grocery or drug store name.

    The Company's current principal market is the portion of the North American population with light and moderate incontinence who predominantly make their own decisions as to which incontinence product to purchase for home use. The Company expects that the continued increase in the size of the elderly population and the increase in the average life span will increase the number of incontinence sufferers and the demand for well-styled, affordable incontinence management products, particularly for aging baby boomers and their parents. In addition, to the extent that the increase in cancer rates during the past five years continues, including the increased incidence of men who have had surgery for prostate cancer, the Company believes there likely will be an increase in demand for incontinence products.

    The Company is exploring the possibility of entering the international market, particularly Europe. The Company estimates that the European incontinence market consists of approximately 18 million people out of a population base of 350 million. Although the Company believes that European incontinence product distribution channels may not be as developed as those in the United States and Canada, the European market is attractive because of the reimbursement policies of several large European countries with respect to the costs of incontinence products. See "--Growth Strategy--Identifying International Opportunities."

GROWTH STRATEGY

    The Company's strategy is to provide a line of proprietary incontinence products with disposable liners for adults and children and to provide value to the consumer by offering products that exceed national brand performance and quality. The Company's goal is to provide incontinence products that provide a high degree of protection in terms of absorbency, convenience, fit, conventional undergarment appearance and natural fabric quality at prices significantly below brand name disposable diapers and belted undergarment products. The key components of this business strategy include the following activities and services:

    - BUILDING ITS BRAND NAME. The Company is employing its marketing resources to build recognition for the Rejoice brand with retail and healthcare purchasing agents, home consumers and the professional medical community. It emphasizes in all marketing materials the important comfort and lifestyle benefits of wearing Rejoice instead of bulkier disposable diapers for active people living at home.

    - INCREASING RETAIL DISTRIBUTION. The Company believes that the growing awareness by consumers of the availability of products specifically made for incontinence sufferers, from the marketing campaigns of major national brands, will continue to add to the shelf space for incontinence products at mass merchandisers, including grocery and drug store chains. The Company intends to continue developing relationships with a variety of retailers for its incontinence products. See "--Sales and Marketing."

    - PENETRATING THE HEALTHCARE MARKET. The Company intends to continue developing relationships with healthcare product distributors and healthcare product purchasing agents serving selected segments of the healthcare market for incontinence products. Examples of these select segments include outpatient facilities and rehabilitation hospitals, home healthcare nursing agencies, assisted living centers, hospitals and other outpatient care providers. The Company anticipates that the development of the healthcare market will increase retail sales of the Company's Rejoice products to the extent consumers are introduced to these products by their healthcare providers and provided with an introductory sample to take home. See "--Sales and Marketing."

    - EXPANDING CUSTOMER SERVICE. The Company is committed to building strong relationships with its retail and distributor customers through responsive and timely customer service. Integral to its customer service is its relationships with fulfillment companies which offer sophisticated electronic data interchange, warehousing and shipping capabilities. To ensure consistent fulfillment services in a cost efficient manner, the Company expects to consolidate all of its United States fulfillment services in a single central location. See "--Manufacturing and Fulfillment."

    - IDENTIFYING INTERNATIONAL OPPORTUNITIES. The Company is exploring the possibility of entering the international, particularly the European, retail and healthcare markets with its Rejoice products through distributorships, joint ventures, licenses or other similar arrangements. Although the Company believes that its Rejoice products can be marketed internationally, it has not conducted any test marketing outside the United States and Canada and there may be cultural differences in the perception and marketing of incontinence products that may adversely affect the Company's ability to market its Rejoice products internationally. Accordingly, there can be no assurance that an international market will develop for the Company's Rejoice products.

PRODUCTS

    The Company has designed and is marketing a line of adult and children's incontinence products that it believes offers to those who suffer from light and moderate incontinence a highly effective, more dignified and less costly alternative to their traditional options, such as bulky disposable diapers, belted undergarments or guards. By enabling incontinence sufferers to wear a fashionably-styled pair of underwear specifically designed to accommodate a highly absorbent, disposable liner, the Company believes its products give incontinence sufferers the ability to engage in many activities that would otherwise be difficult or impossible for them to undertake. The competing incontinence products designed for individuals with light bladder control problems are similar to many feminine hygiene products, which can be bulky and do not prevent side seepage when a person is moving or sitting down. The Company has not designed products for the incontinence sufferer, usually bedridden individuals, who requires products for heavier bladder control and protection for bed linen.

    The Company believes that the daily cost of using Rejoice incontinence products is significantly less than the cost of using competing brand name disposable diapers, belted undergarments and guards. The Company's products incorporate a two-piece incontinence management system which includes a reusable light-weight cotton pant specifically designed to look and feel like conventional underwear and a disposable, highly absorbent, thin liner. The liner fits securely into a patented channel in each pant which the Company believes provides reliable protection against side seepage even when the wearer is moving or sitting down. The Company's pants are manufactured in a pull-on style and are available in men's, women's, boys' and girls' sizes. Although women with light bladder control problems have the option of using the disposable liner with their own underwear, the Company recommends use of the Company's pant with its liner for the most effective protection.

    The Company believes that the performance of its two-piece incontinence management system with the proprietary channel design and high absorbency characteristics of its disposable liner is significantly better than other incontinence products. The Company believes that its channel technology and superabsorbent polymer liner offer the following advantages:

    PANT CHANNEL TECHNOLOGY. The Company's proprietary pant design, with a built-in fabric channel or "Safety Splash Guard" at the crotch of each pant, is designed to hold the liner in place. In addition, the channel may contain some excess fluid prior to absorption by the disposable liner especially when the wearer is walking or sitting. The channel is made of a fluid-resistant fabric that is heat sealed at the seams, not simply stitched, to help protect against leakage. In November 1994, the Company was issued a United States patent for its channel design. See "--Patents, Trademarks and Proprietary Rights."

    SUPERABSORBENT POLYMER LINER. The other component of the Company's two-piece incontinence management system is a highly absorbent disposable liner. The raw material for the liner is supplied under an agreement which expires in August 2003 and is exclusive with respect to the supply of liners for a two-piece pant and liner system. The liner contains air-laid non-woven paper throughout which thermally-bonded superabsorbent polymers ("SAPs") have been disbursed to increase product strength, absorbency and surface dryness. The thermal bonding of the SAPs keeps the liner from bunching and crimping when the liner is wet, which allows the entire liner (not just the surface like most incontinence products that use SAPs) to retain its shape over longer periods of time, benefiting individuals who may not be able to change frequently. The SAPs used in the liner are designed to contain moisture within the liner even when pressure is applied from sitting for long periods. This superabsorbent design feature assists in the reduction of moisture, allowing the wearer to maintain a higher degree of dryness and comfort while reducing the potential for diaper rash and odor. In addition to the liners' absorbency features, the Company's liners are substantially smaller in size than conventional disposable diapers used for urinary incontinence.

    The Company currently offers for sale the following Rejoice products specifically designed for the adult and children's incontinence markets:

    REJOICE. Rejoice, the Company's principal product, is a men's and women's pull-on pant with an 11-inch disposable liner. Rejoice pants have been designed to look and feel like conventional underwear. Rejoice is targeted for more active people presently using a full-sized disposable diaper, belted undergarment or guard in a consumer outpatient setting. Other users of Rejoice include patients within a home healthcare or outpatient rehabilitation setting, disabled individuals, especially people using wheelchairs, individuals with disease-related incontinence and individuals recovering from a stroke or who have serious arthritis and cannot manage a disposable diaper or standard pull-on underwear by themselves. Rejoice is available in several discreet, non-bulky pull-on cotton pant sizes and complementary liners that are easy to change and offer enhanced leg mobility while providing leak protection to people with disabilities.

    REJOICE EXTRACARE. Rejoice ExtraCare is an 18-inch disposable liner product designed as an enhancement for disposable or reusable diaper products worn by bedridden patients. Rejoice ExtraCare can be used as a substitute for other diaper enhancement products such as disposable bed sheets or "chux."

    REJOICE FOR CHILDREN. Rejoice for Children is a line of pant products designed for older children with incontinence due to disease, birth defects or urinisis. Each Rejoice for Children pant, in either boys' or girls' sizes, is designed to accommodate either the Rejoice 11-inch or the Rejoice ExtraCare 18-inch liner. Historically, parents of these older children with specialized needs have purchased smaller-sized adult diapers, reusable training pant products, disposable bed sheets, plastic underpads for protection or have used baby diapers to be placed inside a plastic pant.

OTHER PRODUCTS

    The Company has developed a toddler toilet training product to be sold under the name BumberChute, which incorporates the Company's two-piece incontinence management system. The product was designed for boys and girls aged 19 months to four years to ease the transition from diapers to conventional underwear. The Company believes that the commercialization of its BumberChute product will require the expenditure of greater resources for marketing and advertising than its Rejoice products because of the highly competitive nature of the market. In addition, the period of use per consumer is shorter than that for its Rejoice adult incontinence products. Accordingly, the Company has dedicated its limited resources to the marketing and promotion of its Rejoice products and is seeking a licensing or joint venture partner or partners to assist in bringing its BumberChute product to the national and international retail markets. There is no assurance that the Company will be able to locate a suitable partner or that BumberChute will be successfully brought to market. Disposition of the Company's BumberChute inventory could adversely impact the Company's future gross profit margins.

SALES AND MARKETING

    The Company's marketing efforts for the Rejoice products are focused both in the retail and healthcare markets. The Company has developed and is implementing different marketing strategies for the retail and healthcare segments of its business. For the retail side of the Company's operations, the Company has organized a nationwide network of brokers or manufacturers representatives who assist in securing meetings with buyers and monitor store placement and sales activity. With regard to certain healthcare markets in the United States, the Company has packaged its basic Rejoice pant and liner product into a more suitable package for healthcare market distribution by Medline. The Company is currently working with Medline's regional managers to train Medline's field-based home healthcare and hospital sales representatives on how to market various Rejoice products. This initial training is expected to be completed by the end of calendar 1997; however, the Company will likely provide ongoing training services to Medline as it hires new sales employees.

    RETAIL MARKET. The Company has focused on sales to the ultimate end user or the consumer who purchases incontinence products for a family member. To gain market share in the growing outpatient consumer market, the Company is concentrating on establishing, through its nationwide network of brokers and manufacturer representatives, distribution relationships with drug store chains, grocery store chains which offer pharmacy services and retail chains. In addition, the Company seeks to establish direct distribution through various catalog companies, drug wholesalers and independent pharmacies. The Company also has arrangements with several mail order suppliers of healthcare products to service home consumers who call the Company for immediate product delivery because they live too far away from retail or drug stores that sell Rejoice or they are homebound.

    The Company began selling Rejoice in retail locations in the United States in September 1995 and is currently selling Rejoice in approximately 6,000 stores, which include several retail, drug and grocery store chains, as well as drug wholesalers and independent pharmacies. Among such stores are SAVON, OSCO, Revco, K&B--Rite Aid, Thrifty-Pay Less, Long's Drug Stores, Bartell's, Genovese, Hills and others. To date, the Company's product sales have been primarily to its retail customers on a purchase order basis. As is customary in the industry, the Company does not have any supply agreements with any of such stores. There is no assurance that the number of retail accounts will be maintained or continue to grow or that Rejoice will gain long-term market acceptance in the varied retail markets, which are very competitive.

    The Company intends to continue aggressively to try to appeal to home consumers with light and moderate incontinence. The Company is also targeting individuals recovering from surgery, individuals with neurological diseases, women with interstitial cystitis and other chronic bladder infections, and individuals with spinal injuries. These individuals are likely to have permanent rather than temporary incontinence problems and require greater daily usage of liners than individuals with very light or light incontinence.

    The Company is seeking to educate the home consumer through public relations, print and radio advertising, free liner sample and literature programs, pharmacist education programs, attendance at consumer-based trade shows and referrals from medical professionals.

    HEALTHCARE MARKETS. The primary market for healthcare sales of incontinent products is to inpatient and outpatient hospital facilities, rehabilitation facilities, home healthcare providers, nursing homes, hospice centers and surgical supply stores. The Company's marketing strategy for the healthcare market is to sell its products through hospital distribution companies, home healthcare companies, medical/surgical suppliers and distributors, durable medical equipment ("DME") suppliers and hospital buying groups.

    In late 1996, the Company signed a three and one-half year distribution agreement with Medline for the distribution of various Rejoice products to hospitals, home healthcare nursing agencies, DME's and other healthcare accounts. In April 1997, the Company completed a specially packaged Rejoice product that is being sold exclusively by Medline to varied healthcare accounts. The Company also has developed marketing materials for Medline and is supporting Medline's sales efforts through the training of their field representatives, direct mail and brochure development, telemarketing and training customer service support.

    The Company is targeting healthcare accounts which serve patients during recovery and rehabilitation. Rejoice is being positioned as a more dignified, comfortable product which does not restrict or discourage patient movement or participation during physical therapy.

    The Company is marketing various Rejoice products to healthcare markets through trade show participation, direct mail of product information to physicians' offices and healthcare buyers, the marketing support of the Company's medical advisory board and public relations activities.

    The Company is currently selling Rejoice products to a nominal number of healthcare accounts, including Medline. To date, sales to the healthcare market have not been material. There is no assurance that the Rejoice products will gain acceptance in the varied healthcare markets which are very competitive or that gross profit margins will be positively impacted from sales to the healthcare market.

    MARKETING PROGRAMS. The Company expects to devote considerable funds, including a portion of the net proceeds of this Offering, to advertising and educating members of the medical community and home consumers about the product advantages of Rejoice. The marketing activities are expected to include, but not be limited to, providing direct mail product information when requested by urologists, gynecologists, gerontologists and home healthcare specialists, trade show attendance, delivery of product samples to home consumers, store and product brochures and appropriate press releases to the media. The Company also expects to use a portion of its marketing resources for medical community promotional materials and institutional in-service training programs.

MANUFACTURING AND FULFILLMENT

    In order to devote more of its resources to sales and in an effort to maintain a streamlined system of operations and product delivery, the Company "outsources" certain processes and functions, and it expects to continue to do so for the foreseeable future. The Company currently subcontracts production of pants in Canada and Mexico and conversion of thermally-bonded raw liner material in the United States.

    PANT MANUFACTURING. Historically, the Company manufactured its own pant requirements in its facilities in the Vancouver, British Columbia metropolitan area. The Company ceased in-house pant production in March 1996 and intends to sell off various pant manufacturing equipment during fiscal 1998. The Company has been subcontracting production of its pants in Vancouver (Le Genereux Clothing Company, Ltd.) since November 1994 and, commencing December 1996, in Mexico (Teycon s.a. de c.v.). The Company has a non-exclusive production agreement with its Vancouver subcontractor which expires in November 1997, and has no formal agreement with its Mexican subcontractor, with whom the Company has an arrangement to submit purchase orders as needed. The Company's Vancouver subcontractor has produced approximately 175,000 pants per year for the Company. The Company has been advised by the Mexican subcontractor that it has the capacity to produce 90,000 pants per month which it can expand to meet any foreseeable monthly demand by the Company. Although the Company has made the strategic decision to subcontract its pant manufacturing, it is not materially dependent on any single contractor and believes it could quickly commence production with other manufacturers in Mexico, Puerto Rico, Taiwan or China. In March 1996, the Company's Vancouver subcontractor filed a lawsuit against the Company, which the Company believes is wholly without merit. Notwithstanding the lawsuit, the parties have continued to perform under the contract. See "--Legal Proceedings."

    LINER MANUFACTURING AND CONVERSION. The raw material for the Company's liners is manufactured in an air-laid thermal bonding process using SAPs. This process creates biodegradable cloth-like products made from natural cellulose fibers that are stronger, softer and more absorbent than conventional wet laid paper products. In the air-laid process, wood pulp is dried into individual fibers, transported by air (rather than water as in conventional paper making) and then deposited uniformly with the assistance of a vacuum. Once the fibers are laid uniformly, the rest of the paper making process concentrates on progressively strengthening the material through compaction under heat and pressure and the application of adhesive binders. The use of an air laid process allows multi-layer introduction of SAPs uniformly over the entire liner product.

    The raw material for the Company's liners is manufactured under a supply agreement which expires in August 2003 with Merfin Hygienic Products Ltd. ("Merfin"), a leading producer of air-laid paper. Under the Merfin agreement, the Company is required to meet certain annual minimum purchase requirements, and until such minimum is met, is required to purchase all of its requirements from Merfin. The price at which the Company is entitled to purchase the material from Merfin is negotiated on an annual basis. The agreement provides that Merfin may not sell its SAP raw material to any other company that uses a two-piece system incorporating a liner, thereby making the agreement exclusive for the Company's purposes. To date, the Company has not met its annual minimum purchase requirements, and Merfin could, as a result, terminate the agreement. However, Merfin has continued to accept purchase orders from the Company and has indicated its willingness to continue to build its own sales revenues through its relationship with the Company. To date, the Company has not encountered any difficulties in obtaining its requisite supply of liner raw material from Merfin, and the Company believes Merfin's capacity to provide raw material for the Company's product liners will be sufficient to meet the Company's needs for the foreseeable future. In addition to the supply arrangement, the Company expects that Merfin's research and development department will work with the Company in the future on further product improvements.

    In May 1997, Merfin was acquired by Buckeye Cellulose Corporation, a United States manufacturer of cellulose products. To date, there has been no indication that Merfin will terminate or seek to change its relationship with the Company. Historically, the Company has been dependent on its relationship with Merfin. However, the Company believes that there now are alternative sources of the liner raw material available from a limited number of suppliers. Accordingly, the Company believes that a termination of its arrangement with Merfin as a result of the recent change of control or otherwise, if it occurred, would not have a material adverse impact on the Company's operations or financial results.

    The liner rollstock material produced by Merfin is shipped to subcontractors in the United States where it is converted into finished liners according to the Company's specifications. The process of liner conversion involves slitting the finished rolls of raw material into designated liner lengths, covering each liner with a soft cotton-like coverstock, adding a self-adhesive strip to each liner and packaging the liners for shipment to one of the Company's fulfillment centers in Harrisburg, Pennsylvania, Sparks, Nevada or in Vancouver or Toronto, Canada. See "--Warehousing and Fulfillment."

    The Company's liners have been converted by two conversion companies in the United States, both of whom have advised the Company that they have ample capacity to satisfy the Company's liner conversion needs. There are also several other companies located in the United States who could perform liner conversion services for the Company.

    WAREHOUSING AND SHIPPING. The Company currently uses various companies for warehousing and shipping (fulfillment) services in Harrisburg, Pennsylvania, Sparks, Nevada, Vancouver, British Columbia and Toronto, Ontario. However, the Company believes that there are numerous options for obtaining warehousing and fulfillment services and that it would not be difficult to make arrangements for additional or different service providers. To ensure consistent fulfillment sources in a cost effective manner, the Company expects to consolidate all of its United States fulfillment sources in a single central location during Fiscal 1998.

RESEARCH AND DEVELOPMENT

    Since its inception, the Company has devoted significant time and financial resources to research and development activities to develop its current products and improvements to those products. The Company anticipates that certain of its research and development activities in the future may be conducted in conjunction with Merfin's research and development department, although there currently is no formal research and development contract between the two entities. Research and development expenditures were $74,704 in Fiscal 1996 and $8,679 in Fiscal 1997. The Company does not anticipate that research and development will represent a significant portion of its expenses in the future.

BACKLOG

    The Company generally ships within three to ten days of receipt of a purchase order depending upon the size of the order. Accordingly, backlog is not significant for the Company.

COMPETITION

    The disposable incontinence products industry is highly competitive and consists of several large and medium sized companies as well as numerous smaller companies. Many of the Company's competitors have financial, marketing and other resources substantially greater than those of the Company, as well as a substantially longer history of operations than the Company. Competition in the industry is generally based on price, performance and comfort. The Company believes that its ability to compete depends on elements both within and outside its control, including the success and timing of new product developments by the Company and its competitors, product performance and price, distribution and customer service. The Company believes that its competitive position is based primarily on the characteristics of its products which represent an improvement over plastic-cased diaper products in terms of consumer comfort and dignity, cost, product discretion and protection against side seepage. Although the Company believes it offers products with price and performance characteristics competitive with other manufacturers' products, there is no assurance that products can be developed, manufactured or marketed successfully in the future. In order to be successful, the Company must continue to respond promptly and effectively to its competitors' innovations. There is no assurance that the Company will be able to compete successfully in the disposable incontinence products industry.

    The retail market is dominated by major national brand product manufacturers, including Kimberly Clark's Depend-Registered Trademark- and Poise-Registered Trademark- brands, Johnson & Johnson's
Serenity-Registered Trademark- brand and Procter & Gamble's
Attends-Registered Trademark- brand. In addition to these companies, which collectively dominate the market, the retail market for disposable incontinence products is made of up medium sized and small companies, as well as a small, but fast growing, private label segment currently dominated by Confab, Inc.

    The healthcare market is dominated by Proctor & Gamble Company, Kimberly Clark Corporation and INBRAND Corporation. Several medium sized and numerous smaller firms account for the balance of the healthcare market.

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

    The Company has filed three patent applications with the U.S. Patent and Trademark Office covering two "channel" pant designs (applications were made for two variations on one design) and has filed additional applications in certain European markets. In November 1994, a patent was issued by the U.S. Patent and Trademark Office and thereafter the Company abandoned its then two pending applications for the variations on the issued patent. The issued patent expires on July 30, 2012. Management believes that favorable rulings on certain patent claims will help protect against new entrants into the combination two-piece incontinence and training pant markets with similar designs that specifically guard against side-seepage.

    There is no assurance that additional products that the Company develops will be patentable, that the issued patent will provide the Company with any competitive advantages or will not be challenged by any third parties, or that the patents of others will not have an adverse effect on the Company's business. Furthermore, there is no assurance that competitors will not be able to design around the Company's patented products or develop or acquire substantially equivalent trade secrets and proprietary technology independent of the Company. Competitors of the Company may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, products that compete with those of the Company. Litigation and other proceedings, which could result in substantial cost to the Company, may be necessary to enforce any patents issued to the Company or to determine the scope and validity of third party proprietary rights. In addition, there is no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

    The Company uses a number of trademarks and logos in connection with the sale and advertising of its products. The Company believes that its trademarks and logos are of considerable value to its business and intends to continue to protect them to the fullest extent possible. The Company has filed trademark applications for its corporate logo, BumberChute and Rejoice brands in the United States, Canada and certain European and Asian countries.

    The Company also relies upon trade secrets, know-how, improvements to technology, confidentiality agreements and the pursuit of collaborative and licensing opportunities to develop and maintain its competitive position. Although the Company protects its proprietary technology in part by confidentiality agreements with its employees, consultants and certain contractors, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors.

FACILITIES

    The Company maintains its principal executive and marketing office at 200 First Avenue West, Seattle, Washington. The office, covering approximately 4,800 square feet, is rented pursuant to a lease from First Avenue West Building LLC, which firm, to the best of the Company's knowledge, has no affiliation with any of the officers, directors or principal stockholders of the Company. The lease expires in July 2000, and the annual base rent is $72,163 ($6,013 per month).

EMPLOYEES

    As of September 30, 1997, the Company employed approximately 15 persons on a full-time basis. Of these employees, approximately two are employed in manufacturing, two in operations and marketing, six in sales and five in administration and finance. In addition, the Company employs approximately 25 to 35 people on a part-time basis. These employees largely perform customer service, marketing and administrative functions for the Company. The Company does not have a collective bargaining agreement with any of its employees, and the Company considers its employee relations to be satisfactory.

LEGAL PROCEEDINGS

    In March 1996, Le Genereux Clothing Company, Ltd. ("Le Genereux"), one of the Company's subcontractors for pant manufacturing, filed a Writ of Summons and Statement of Claim in the Supreme Court of British Columbia alleging breach of contract to purchase pants pursuant to the Manufacturing Agreement between the parties. (See "--Manufacturing and Fulfillment.") The plaintiff originally sought liquidated damages in the amount of $913,607, plus interest and costs. In August 1997, Le Genereux filed a motion to reduce its damage claim to approximately $300,000 plus interest and costs. The Company believes this litigation is a frivolous nuisance action, wholly without merit, and has been vigorously defending itself. The Company does not believe that the ultimate resolution of this litigation will have a material adverse impact on its results of operations. During the pendency of this litigation, the Company placed orders with Le Genereux that fulfill the Company's entire obligation pursuant to the Manufacturing Agreement. Despite the litigation, Le Genereux continues to assemble pants for the Company, and the Company continues to be current on its payment obligations. The Company does not believe there is any remaining basis for Le Genereux's claim and will seek dismissal of the action if it is not withdrawn voluntarily.

                                   MANAGEMENT

    The following table sets forth information concerning the directors and executive officers of the Company as of October 1, 1997:

               NAME                      AGE                                  POSITION
-----------------------------------      ---      -----------------------------------------------------------------
William H.W. Atkinson(1)(2)........          54   Chairman of the Board and Chief Executive Officer

Susan A. Schreter(1)...............          36   President, Chief Operating Officer and Director

Sandra L. Sternoff.................          40   Chief Financial Officer

Anthony A. Cetrone(1)(3)...........          68   Director

Michael M. Fleming(2)(3)...........          48   Director

Dr. Herbert Sohn...................          70   Director

Paul Stanton(2)....................          59   Vice Chairman of the Board

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    The Company's by-laws provide that the size of the Board of Directors shall initially be fixed by the Incorporator, and thereafter may be changed by resolution of the Board. The Company's Board of Directors currently is fixed at eight members, and there are two vacancies. Members of the Board serve until the next annual meeting of stockholders and until their successors are elected and qualified. Meetings of the Board are held when and as deemed necessary or appropriate, but the Board has two regularly scheduled meetings each year. Officers are appointed by and serve at the discretion of the Board. There are no family relationships among any of the Company's officers and directors.

    WILLIAM H.W. ATKINSON co-founded the Company in November 1992 and has been Chairman of the Board since inception. He became the Company's Chief Executive Officer in May 1994. Since January 1994, Mr. Atkinson also has served as the Chairman of the Board of Caring Products Industries, Ltd., Burnaby, British Columbia, a subsidiary of the Company that engages in healthcare product manufacturing and distribution. From June 1991 through April 1994, Mr. Atkinson was Vice-Chairman and a Trustee of Mercer International, Vancouver, British Columbia, a Nasdaq-traded company with interests in the financial services, natural resources and pulp and paper businesses in Eastern Europe.

    SUSAN A. SCHRETER co-founded the Company in November 1992 and has served as President, Chief Operating Officer and a director since inception. Prior thereto, she was the founder and President of Beta International Inc., a firm providing consulting services to growing companies, private business investors and buy-out funds in the areas of acquisition due diligence, cash flow and strategic business planning and capital investment. From February 1992 to January 1995, Ms. Schreter served as a director of Omnicorp Limited, a provider of environmental services.

    SANDRA L. STERNOFF joined the Company as Chief Financial Officer on October 1, 1997. From October 1994 to September 1997, she served as Vice President of Finance for John J. Throne & Co., a firm providing insurance brokerage services to the aviation and transportation industries. From October 1993 to September 1994, she was Controller for Jones/Rodolfo Corporation, a designer and manufacturer of men's and women's golf and casual apparel. From September 1990 through September 1993, Ms. Sternoff was managing partner of Sternoff Development Company, a real estate development and management company.

    ANTHONY A. CETRONE, a director of the Company since September 1993, has been President and Chief Executive Officer of Micron Medical Products ("Micron Medical"), Fitchburg, Massachusetts, a medical products company, since June 1988. Micron Medical has been a subsidiary of Arrhythmia Research Technology, Inc. ("Arrhythmia Research"), Austin, Texas, a company that manufactures cardiological medical products since November 1992. Since October 1991, he has also served as the Chairman of the Board of Micron Products, the parent of Micron Medical. From January 1993 to February 1995, Mr. Cetrone also served as the President and Chief Executive Officer of Arrhythmia Research and has served on Arrhythmia's Board of Directors since November 1992.

    MICHAEL M. FLEMING has been affiliated with the law firm of Ryan, Swanson & Cleveland, Seattle, Washington, since November 1992, where he has specialized in real estate, dispute resolution, securities and environmental matters. He was associated with the firm on an "of counsel" basis from November 1992 until January 1996, at which time he became a partner of the firm. Since July 1988, Mr. Fleming has also served as the President and owner of Kidcentre, Inc., a provider of childcare services in Seattle, Washington. Since April 1985, he has also been the President and owner of Fleming Investment Co., Seattle, Washington, a private investment company. Mr. Fleming was elected to the Company's Board of Directors in November 1992.

    DR. HERBERT SOHN was elected to the Board of Directors in August 1997. Since 1989, Dr. Sohn has served as an attending urologist at the Louis A. Weiss Memorial Hospital in Chicago. He has also served as a clinical associate professor of surgery at the Abraham Lincoln School of Medicine at the University of Illinois since 1973. A graduate of the Chicago Medical School, Dr. Sohn completed residencies in urology and surgery at the University Hospitals of Cleveland. He also received a Juris Doctorate degree from the John Marshall Law School.

    PAUL STANTON was elected to the Board of Directors in September 1996 and has served as Vice Chairman of the Board since joining the board. He also has served as a consultant to the Company since February 1996. Mr. Stanton has been employed as President of Paul Stanton & Associates, which provides strategic analysis and consulting services to product manufacturers and retail drug chains, since January 1996. From February 1986 to December 1995, he was Vice President of General Merchandise and Drug Store Merchandising of Pathmark, an east coast supermarket chain.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established three committees: Executive Committee, Compensation Committee and Audit Committee. The Board appoints the members of the various committees and those members serve at the discretion of the Board.

    The Executive Committee, consisting of three members, has been delegated the authority to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company, including the right to authorize: (i) the purchase of stock; (ii) adopt an agreement of merger or consolidation; (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's properties or assets; (iv) recommend to the stockholders a dissolution of the Company or a revocation of dissolution; (v) amend the by-laws; or (vi) authorize the declaration of a dividend. The Executive Committee meets at such times as it deems appropriate.

    The Compensation Committee has been established to review and make recommendations to the Board regarding the compensation to be paid by the Company and its subsidiaries to their executive officers, key employees and consultants, including, without limitation, the grant of incentive awards under the Company's incentive program. See --"Stock Option Plans." The Compensation Committee consists solely of independent directors and meets at such times as it deems appropriate.

    The Audit Committee has been established to review and monitor the general policies and practices of the Company and its subsidiaries with regard to accounting, financial reporting, internal auditing and financial controls and to serve as a channel of communication between the Board of Directors and the Company's independent certified accountants. At least a majority of the Audit Committee consists of independent directors. The Audit Committee meets at least two times per year and at such other times as it deems appropriate.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the General Corporation Law of the State of Delaware, the Company's Restated Certificate of Incorporation provides that directors will not be personally liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors. This provision does not limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Restated Certificate of Incorporation also provides that the Company must, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify all persons whom it has the power to indemnify from and against all expenses, liabilities or other matters. The Company's By-laws further provide that the Company must indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law and provides for the advancement of expenses incurred by such persons in advance of the final disposition of any civil or criminal action, suit or proceeding, subject to repayment if it is ultimately determined that he or she was not entitled to indemnification. The indemnification and advancement of expenses provided in the By-laws are expressly deemed to not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may otherwise be entitled.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three fiscal years ended March 31, 1995, 1996 and 1997 of the Company's Chief Executive Officer and President (the "Named Executive Officers"). No other executive officer of the Company received salary and bonuses of $100,000 or more in the fiscal year ended March 31, 1997.

                          SUMMARY COMPENSATION TABLE*

                                                                                                          LONG-TERM
                                                                                            ANNUAL      COMPENSATION
                                                                                         COMPENSATION      AWARDS
                                                                                         -------------  -------------
                                                                                            SALARY      OPTIONS/SARS
NAME AND PRINCIPAL POSITION                                                     YEAR          ($)            (#)
----------------------------------------------------------------------------  ---------  -------------  -------------
William H. W. Atkinson .....................................................       1997   $   125,000        13,583
  Chief Executive Officer and Chairman                                             1996        96,000        11,075
                                                                                   1995        96,000         7,333

Susan A. Schreter ..........................................................       1997   $   125,000        13,583
  President and Chief Operating Officer                                            1996        96,000        11,075
                                                                                   1995        96,000         7,333

------------------------

* Columns in the Summary Compensation Table that were not relevant to the compensation paid to the Named Executive Officers were omitted.

    No employee of the Company receives any additional compensation for his or her services as a director. Non-management directors receive no salary for their services as such, but receive a fee of $2,000 for each meeting attended, and may participate in the Company's stock option plans. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors and committees thereof.

    EMPLOYMENT AGREEMENTS. In December 1993, the Company entered into three-year employment agreements with Mr. Atkinson and Ms. Schreter, the Company's Chief Executive Officer and President, respectively. Both agreements were subsequently amended as of March 1996 to provide, among other things, for an additional three-year term. Each agreement may be terminated for "cause" (as defined in the agreements) and under other circumstances set forth in the agreements. Under the terms of the agreements, Mr. Atkinson and Ms. Schreter are both entitled to receive an annual base salary of $125,000, or such higher salary as may be approved by the Board of Directors from time to time. Each year during the term of their agreements, Mr. Atkinson and Ms. Schreter are entitled to receive stock options in an amount equal to at least 20% of the aggregate number of options offered under the Company's option and incentive plans to all officers, key executives, directors, professional or administrative employees or consultants or advisors, any of its subsidiaries or any of its agents (as defined in the respective plans), or to a cash payment to compensate for the shortfall in the event this provision is not complied with. Mr. Atkinson and Ms. Schreter also are entitled to participate in any bonus or profit sharing plan that may be adopted from time to time by the Company, and to specified additional bonus payments and option grants upon termination under certain specified circumstances. Upon a change in control, as defined in the agreements, Mr. Atkinson and Ms. Schreter will be entitled to receive, in addition to the other compensation and benefits due to them, his or her then-effective base salary for a period of three years from the date of termination, plus all benefits, other than the bonus and stock options (or the value thereof), to which they would have been entitled had they continued their employment. In addition, the agreements provide that Mr. Atkinson and Ms. Schreter are entitled to receive all rights, privileges and fringe benefits afforded to other senior executives of the Company and to payment or reimbursement for reasonable expenses incurred in the performance of his or her respective services under the agreement. The agreements also contain confidentiality provisions.

    OPTION GRANTS. The following table shows at March 31, 1997, certain information regarding options granted to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                                            NUMBER OF
                                                           SECURITIES    PERCENT TO TOTAL
                                                           UNDERLYING    OPTIONS GRANTED     EXERCISE OR
                                                             OPTIONS     TO EMPLOYEES IN     BASE PRICE     EXPIRATION
NAME                                                       GRANTED(#)     FISCAL YEAR(1)      ($/SHARE)        DATE
--------------------------------------------------------  -------------  ----------------  ---------------  -----------
William H.W. Atkinson...................................      13,583(2)         19.4%         $   12.00       11/13/01

Susan A. Schreter.......................................      13,583(2)         19.4%         $   12.00       11/13/01

------------------------

(1) Based on options to purchase 70,083 shares of Common Stock granted to employees, directors and consultants, including executive officers, in Fiscal 1997.

(2) The terms of such options are consistent with those of options granted to other employees and directors under the Company's Stock Option Plans. The options vested immediately because of length of service. The Plans contain provisions permitting the Board of Directors to, among other things, accelerate vesting of options in the event of a change in control of the Company.

    FISCAL YEAR-END OPTIONS/OPTION VALUES TABLE. The following table sets forth information regarding exercises of stock options during the fiscal year ended March 31, 1997 by the Named Executive Officers and the year-end values of exercised and unexercised options by such Named Executive Officers:

      AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR ENDED MARCH 31, 1997
                      AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                                                                    VALUE OF
                                                                                               NUMBER OF           UNEXERCISED
                                                                                              UNEXERCISED         IN-THE-MONEY
                                                                                           OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                        SHARES                                YEAR END(#)          YEAR END(#)
                                                      ACQUIRED ON       VALUE REALIZED        EXERCISABLE/        EXERCISABLE/
NAME                                                  EXERCISE(#)             ($)            UNEXERCISABLE        UNEXERCISABLE
-------------------------------------------------  -----------------  -------------------  ------------------  -------------------
William H.W. Atkinson............................              0           $       0          31,992(1)/0(2)    $       0(1)/$0(2)

Susan A. Schreter................................              0           $       0          31,992(1)/0(2)    $       0(1)/$0(2)

------------------------

(1) Exercisable options.

(2) Unexercisable options.

    On August 27, 1997, the Company awarded Susan A. Schreter stock options to purchase 112,500 shares of Common Stock (the "Schreter Options") and William H.W. Atkinson stock options to purchase 112,500 shares of Common Stock (the "Atkinson Options"), under an amendment to the 1996 Stock Option Plan adopted by the Board of Directors on such date and subsequently approved by the requisite vote of the stockholders. The number of the Schreter Options and the Atkinson Options (the "Options") will be reduced pro rata if the total number of stock options held by either Ms. Schreter (including the Schreter Options) or the total number of stock options held by Mr. Atkinson (including the Atkinson Options) exceeds 7.7% of the total number of shares of Common Stock issued and outstanding (excluding shares issuable upon exercise of outstanding options and warrants) upon completion of this

Offering. The exercise price per share of the Options is the greater of the Unit Offering Price or the closing bid price of the Common Stock on the date of the sale of the Units offered hereby. The Options vest in four equal semi-annual installments commencing six months from the date of grant. The Options terminate upon the expiration of five years from the date of grant, or, if sooner, three months after termination of Ms. Schreter or Mr. Atkinson, as the case may be, as an employee of the Company for any reason (or such shorter period as required by the VSE, if any), provided that in the event of death or termination of employment by reason of a disability, the three month period referenced above shall be one year (or such shorter period as required by the VSE, if any) and, if her or his employment is terminated for cause, their respective Options terminate immediately. In addition, the Options are subject to the terms and conditions of the 1996 Stock Option Plan. See "Management--Stock Option Plans."

STOCK OPTION PLANS

    The Company's 1993 Incentive Program (the "1993 Stock Option Plan") was adopted by the Board of Directors and approved by the Company's stockholders in November 1993. The Company's 1996 Incentive Program (the "1996 Stock Option Plan") was adopted by the Board of Directors and approved by the Company's stockholders in November 1996. Pursuant to the terms of the 1996 Stock Option Plan, no further awards will be made under the 1993 Stock Option Plan. The 1993 Stock Option Plan and the 1996 Stock Option Plan are sometimes collectively referred to in this Prospectus as the "Stock Option Plans." The Stock Option Plans were adopted to provide a means by which selected officers, employees, directors and consultants to the Company could be given an opportunity to purchase stock in the Company. The purpose of the Stock Option Plans is to promote the growth of the Company by enabling the Company to attract and retain the best available persons for positions of substantial responsibility and to provide certain key employees with additional incentives to contribute to the success of the Company.

    Under the 1993 Stock Option Plan, 87,167 were initially reserved for issuance. The 1993 Stock Option Plan further provides for an increase of 10% of any increase in the number of shares issued and outstanding over the number of shares outstanding on December 20, 1993, the date the 1993 Stock Option Plan was adopted. As of June 30, 1997, a total of 89,733 options were outstanding under the 1993 Stock Option Plan. No further awards will be made under the 1993 Stock Option Plan.

    Under the 1996 Stock Option Plan, the aggregate number of shares of Common Stock that may be issued or transferred is 208,333 (the "Base Amount"), plus (i) any shares of Common Stock which are forfeited under the 1993 Stock Option Plan or the 1996 Stock Option Plan after the Board's adoption of the 1996 Stock Option Plan; plus (ii) the number of shares of Common Stock repurchased by the Company in the open market and otherwise with an aggregate price no greater than the cash proceeds received by the Company from the sale of shares under the 1993 Stock Option Plan or the 1996 Stock Option Plan; plus (iii) any shares of Common Stock surrendered to the Company in payment of the exercise price of options issued under the 1993 Stock Option Plan or the 1996 Stock Option Plan; provided, that the aggregate number of shares available for grants at any given time will be reduced by the aggregate of all shares previously issued or transferred pursuant to the Stock Option Plans plus the aggregate of all shares which may become subject to issuance or transfer under then-outstanding and then-currently exercisable grants under the Stock Option Plans; and provided, further, that no award may be issued that would bring the total of all outstanding awards under the 1996 Stock Option Plan to more than 25% (the "Maximum Percentage") of the total number of the shares of Common Stock at the time outstanding. The maximum number of shares for which options may be granted under the 1996 Stock Option Plan to any person during any calendar year is 41,667 (the "Annual Amount").

    On August 27, 1997, the Board of Directors adopted an amendment to the 1996 Stock Option Plan (the "Amendment"), pursuant to which the Base Amount was increased from 208,333 shares to 625,000 shares, the Annual Amount was increased from 41,667 shares to 150,000 shares and the Maximum Percentage was increased from 25% to 35%. The Amendment was approved by the Company's stockholders on October 6, 1997, as required, but is subject by its terms and under applicable regulatory requirements to the completion of a public offering such as this Offering. Pursuant to the Amendment, stock option grants may be made prior to such stockholder approval and the completion of this Offering, but in no event may such grants be exercised until such approval is obtained and a public offering is consummated. As of October 21, 1997, a total of 360,083 options were outstanding under the 1996 Stock Option Plan.

    The Stock Option Plans provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants and restored grants (collectively, "Grants") as approved by the Board of Directors or a committee thereof (the "Committee"). Incentive stock options granted under the Stock Option Plans are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-qualified stock options granted under the Stock Option Plans are intended not to qualify as incentive stock options under the Code.

    Eligible participants under the Stock Option Plans include executive, professional or administrative employees, directors, executive officers, consultants or advisors of the Company and its direct or indirect subsidiaries, all of whom are collectively referred to as "Grantees." Incentive stock options may be granted under the Stock Option Plans only to selected employees (including officers) of the Company and its affiliates. All Grantees may be awarded Grants other than incentive stock options.

    The maximum term of incentive stock options under the Stock Option Plans is 10 years, except that in certain cases, as discussed below, the maximum term is five years. The exercise price of incentive stock options under the Stock Option Plans may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and, in some cases, as discussed below, may not be less than 110% of such fair market value. The exercise price of non-qualified options under the Stock Option Plans is determined by the Board.

    No incentive stock option may be granted under the Stock Option Plans to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Stock Option Plans, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by any Grantee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    Grants under the 1993 Stock Option Plan terminate within such period determined by the Board up to 90 days after the grantee ceases to be employed by the Company or any affiliate of the Company, unless (i) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the Grant may be exercised at any time within twelve months of such termination; (ii) the grantee dies while employed by the Company or any affiliate of the Company, in which case the Grant may be exercised (to the extent the option was exercisable at the time of the grantee's death) within such period determined by the Board between six and twelve months of the grantee's death by the person or persons to whom the rights to such option passed by will or by the laws of descent and distribution; or (iii) the Grant by its terms specifically provides otherwise. Grants under the 1996 Stock Option Plan may be exercised only while the Grantee is in the employment or consultancy of the Company, except that the Board or Committee may provide for partial or complete exceptions to this requirement. The Stock Option Plans terminate on the tenth anniversary of their respective effective dates unless terminated earlier by the Board or extended by the Board.

    401(k) PLAN. In March 1997, the Company established a 401(k) savings and retirement plan covering all full time employees who are at least 21 years of age and have at least three months of service. Under the plan, employees may defer up to 15% of their pretax salary, but not more than the statutory limits. The Company did not match employee contributions to the plan for the year ended March 31, 1997 or for the three months ended June 30, 1997.

                                 ADVISORY BOARD

    In April 1997, the Company formed an advisory board which currently consists of eight urologists located throughout the United States. The Company considers this Board to be an important resource for evaluating the usefulness of Rejoice products for various patient applications. In addition, the Board is expected to assist the Company in enhancing consumer and patient knowledge about incontinence and increasing the level of awareness of patient options regarding treatment and products for managing incontinence.

    The Company has entered into agreements with each member of the Advisory Board. The principal provisions of these agreements, which are similar in their terms, provide for reimbursement of certain expenses and non-qualified stock options. Each member has also agreed, pursuant to such agreements, not to disclose any confidential information of the Company.

    The members of the Company's Advisory Board are:

William C. Gates Jr., M.D....  Clinical Assistant Professor of Urology at University Medical
                               Center in Jackson, Mississippi
Lawrence W. Jones, M.D.......  Clinical Professor of Surgery and Urology at University of
                               Southern California School of Medicine; Attending Physician
                               at Huntington Memorial Hospital and St. Luke Medical Center
                               in Pasadena, California
David H. Kauder, M.D.........  Urological Surgeon at Atlanticare Hospitals in Lynn,
                               Massachusetts; Lecturer at North Shore Children's Hospital in
                               Salem, Massachusetts
Harry C. Miller, Jr., M.D....  Professor Emeritus of Urology at George Washington University
                               Medical Center in Washington, D.C.
M. Ray Painter, M.D..........  Practicing Urologist in Glenwood Springs, Colorado; Founder
                               and President of Physician Reimbursement System Inc., a
                               provider of administrative services to urologists
Wilfred E. Watkins, M.D......  Staff member of Mercy Medical Center in Nampa and the
                               Columbia West Valley Medical Center in Caldwell, Idaho;
                               Doctor at Idaho Urology Clinic in Nampa, Idaho
Charles L. Weisenthal,         Chief of Urology at Sinai Samaritan Medical Center and
M.D..........................  Clinical Associate Professor of Urology at Medical College of
                               Wisconsin
Robert D. Wickham, M.D.......  Clinical Professor of Urology at College of Physicians and
                               Surgeons at Columbia University; Attending Surgeon Emeritus
                               in Urology at St. Luke's/Roosevelt Hospital Center; Executive
                               Director for the New York Section of the American Urological
                               Association of New York

                              CERTAIN TRANSACTIONS

    Paul Stanton, the Vice Chairman of the Board of Directors of the Company, has provided consulting services to the Company since June 1996. Pursuant to an oral arrangement with the Company, Mr. Stanton received consulting fees of $72,000 in Fiscal 1997 and a consulting fee of $6,000 per month through August 1997. As of September 1, 1997, Mr. Stanton agreed to provide consulting services on an hourly-fee basis as requested by the Company.

    During Fiscal 1997, the Company purchased certain services relating to plant equipment in the aggregate amount of $106,043 from Schreter & Associates, a company controlled by Robert E. Schreter, the father of Susan A. Schreter, the Company's President.

    It is the policy of the Company with respect to insider transactions, that all transactions between the Company, its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties in arms-length transactions, and that all such transactions shall be approved by a majority of the disinterested members of the Board of Directors. The Company believes that the transactions described above complied with such policy.

    In October 1997, Paulson loaned the Company $200,000. The loan is non-interest bearing and will be repaid by the Company out of the net proceeds of this Offering; provided, however, if this Offering has not occurred on or before January 30, 1998, the Company must repay the loan within 30 days following Paulson's demand.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of October 6, 1997 (adjusted to reflect the Reverse Stock Split effected on October 20, 1997) with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; (ii) each director; (iii) the Named Executive Officers and (iv) all executive officers and directors as a group.

                                                                                                      PERCENT OWNED
                                                                                                 ------------------------
                                                                                     NUMBER OF     BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                                 SHARES(1)    OFFERING     OFFERING
----------------------------------------------------------------------------------  -----------  -----------  -----------
AGF Growth Equity Fund Ltd.(2) ...................................................      71,000         6.88%        2.34%
  443 Queen Street West, 31st Fl.
  Toronto, ON M5K 1E9
  Canada

BPI Canadian Small Cap Fund(2) ...................................................     103,458        10.03%        3.41%
  161 Bay Street, Suite 9000
  Toronto, ON M5J 2S1
  Canada

Canagex Associates(2) ............................................................      97,713         9.47%        3.22%
  800 Victoria Square, Suite 4500
  Montreal, PQ H4Z 1C3
  Canada

Royal Canadian Small Cap Fund (Royal Bank Investments)(2) ........................      84,583         8.20%        2.79%
  77 King Street West, Suite 3800
  Toronto, ON M5K 1H1
  Canada

Sagit Investment Management Ltd.(2) ..............................................      95,825         9.29%        3.16%
  789 West Pender Street
  Vancouver, BC V6C 1H2
  Canada

Susan A. Schreter(3)(4) ..........................................................      70,887         6.68%        2.32%
  200 First Avenue West, Suite 200
  Seattle, Washington 98119

William H.W. Atkinson(5)(6) ......................................................      69,892         6.57%        2.28%
  5850 Byrne Road, Unit 8
  Burnaby, British Columbia
  Canada V5J 3J3

Anthony A. Cetrone(7).............................................................       9,511        *            *

Michael M. Fleming(8).............................................................       9,511        *            *

Paul Stanton(9)...................................................................       7,292        *            *

All Executive Officers and Directors as a Group (6 persons)(10)...................     167,092        14.90%        5.35%

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

------------------------

 *   Less than 1%.

 (1) Beneficial ownership of directors, officers and 5% or more stockholders includes both outstanding Common Stock and shares issuable upon exercise of warrants or options that are currently exercisable or will become exercisable within 60 days of October 6, 1997. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

 (2) The stockholder is a large Canadian institution with shares widely held by its clients.

 (3) These shares, excluding shares issuable upon exercise of outstanding options, are pledged to secure the repayment of the Company's $1.25 million promissory note to Bradstone Equity Partners Inc.

 (4) Includes 30,200 shares issuable upon exercise of currently outstanding stock options.

 (5) These shares, excluding shares issuable upon exercise of outstanding options, are pledged to secure the repayment of the Company's $1.25 million promissory note to Bradstone Equity Partners Inc.

 (6) Includes 31,992 shares issuable upon exercise of currently exercisable stock options.

 (7) Includes 9,416 shares issuable upon exercise of currently exercisable stock options.

 (8) Includes 9,416 shares issuable upon exercise of currently exercisable stock options.

 (9) Includes 7,292 shares issuable upon exercise of currently exercisable stock options.

 (10) Includes 90,107 shares issuable upon exercise of currently exercisable stock options.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Company's authorized capital consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of October 21, 1997, the Company had outstanding 1,031,343 shares of Common Stock and no shares of Preferred Stock.

UNITS

    The Common Stock and the Warrants offered hereby will be sold only in Units. Each Unit consists of one share of Common Stock and one Warrant. The Common Stock and Warrants will separate immediately upon issuance and thereafter will trade only as separate securities.

COMMON STOCK

    Holders of shares of Common Stock are entitled to one vote per share at all meetings of stockholders. Stockholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and preferences of the outstanding Preferred Stock, if any. The outstanding shares of Common Stock and, assuming issuance in accordance with the terms of the applicable instrument, the shares of Common Stock issuable in this Offering are or will be, as the case may be, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Shares of Preferred Stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors. The issuance of such shares of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, holders of such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the value of the Common Stock.

THE WARRANTS

    Each Warrant will entitle the holder to purchase one share of Common Stock
at a price of $      per share (150% of the Unit Offering Price), subject to
certain adjustments including, if the Company's audited fiscal 1999 revenues do not exceed $15 million and/or its audited 1999 net income before interest expense and taxes does not exceed $1.5 million, a one-time downward adjustment
of the exercise price to $      per share (120% of the Unit Offering Price). The
Company may grant performance-based options or warrants to its employees. The vesting of performance-based options or warrants may result in certain expenses that would reduce net income for financial accounting purposes. Solely for the purpose of determining whether a downward adjustment to the exercise price of the Warrants will be made based on fiscal 1999 net income, any expenses relating to the vesting of any performance-based options or warrants held by employees will be excluded in determining fiscal 1999 net income. The Warrants will, subject to certain conditions, be exercisable at any time until the fifth anniversary of the date of this Prospectus, unless earlier redeemed. Outstanding Warrants are redeemable by the Company, at $0.25 per Warrant, upon at least 30 days' prior written notice to the registered holders, if the closing bid price (as defined in the Warrant Agreement described below) per share of Common Stock for the 20 consecutive trading days immediately preceding the date notice of redemption is given equals or exceeds 200% of the then current exercise price of the Warrants. If the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.

    The Warrants will be issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and The Bank of Nova Scotia Trust Company of New York, as warrant agent (the "Warrant Agent"). The shares of Common Stock underlying the Warrants, when issued upon exercise of a Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

    The Warrants contain provisions that protect the holders against dilution by adjustment of the number of shares that may be purchased by the holders. Such adjustment will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock or effects a stock split or other recapitalization. The Company is not required to issue fractional shares upon the exercise of a Warrant. The holder of a Warrant will not possess any rights as a stockholder of the Company until such holder exercises the Warrant.

    A Warrant may be exercised upon surrender of the Warrant certificate on or before the expiration date of the Warrant at the offices of the Warrant Agent, with the form of "Election To Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of the Company or wire transfer of good funds) for the number of shares with respect to which the Warrant is being exercised.

    For a holder to exercise the Warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of shares or other securities underlying the Warrants. The Company has agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and prior to the exercise of the Warrants and to take such other actions under the laws of various states as may be required to cause the sale of the Common Stock (or other securities) issuable upon exercise of Warrants to be lawful. The Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful.

    The foregoing discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants. The holders of the Warrants may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected.

OTHER WARRANTS

    In connection with the Private Placement (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources"), the Company issued 416,667 Special Warrants, which were exercisable, for no additional consideration, into units of Common Stock and warrants (the "Unit Warrants"). The Special Warrants were exercisable into an aggregate of up to 416,667 shares of Common Stock and were deemed exercised as of February 27, 1996. The underlying Unit

Warrants were exercisable at an exercise price of Cdn. $19.44 until October 5, 1996 and Cdn. $22.68 until October 5, 1997. In October 1997, for no consideration, the Company agreed to extend the exercise period for the Unit Warrants until October 5, 1998 at an exercise price of Cdn. $22.68. In connection with the Private Placement, the Company issued a special right (the "Special Right") to the placement agent as partial consideration for its services. Upon the deemed exercise of the Special Right as of February 27, 1996, the agent received warrants to purchase up to 33,333 shares of Common Stock on the same terms as the Unit Warrants. As of October 21, 1997, a total of 132,146 Unit Warrants (including the warrants issued to the placement agent) remain outstanding to purchase 132,146 shares of Common Stock at any time until October 5, 1998 at Cdn. $22.68 per share.

    In connection with obtaining an additional bank line of credit in April 1997, the Company issued to the guarantor thereof warrants to purchase 31,667 shares of Common Stock at $7.44 per share at any time until May 8, 1998 and thereafter at $8.64 per share until May 8, 1999.

    In connection with the settlement of certain litigation in October 1997, the Company issued to the plaintiffs warrants to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of Cdn. $5.04 per share. The warrants expire on October 21, 1999.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset acquisitions, sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

SHARES ELIGIBLE FOR FUTURE SALE

    No assurance can be given regarding the effect, if any, that future market sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of the Units, Common Stock or Warrants following this Offering. Nevertheless, sales of substantial amounts of such shares, or the possibility that such sales could occur, in the open market following this Offering could adversely affect the market price of the Units, Common Stock or Warrants.

    Upon completion of this Offering and assuming no exercise of outstanding options and warrants to purchase Common Stock after October 21, 1997, the Company will have outstanding 3,031,343 shares of Common Stock. Of these shares, approximately 2,502,748 shares, including the 2,000,000 shares of Common Stock included in the Units and sold in this Offering (or 2,802,747 shares if the Over-Allotment Option is exercised in full) by the Company and, subject to certain conditions, up to 2,300,000 shares of Common Stock issuable upon exercise of the Warrants (including Warrants subject to the Over-Allotment Option), and commencing 12 months after the date of this Prospectus, up to 200,000 shares of Common Stock that are issuable upon exercise of the Representatives' Warrants (plus an additional 200,000 shares issuable upon exercise of the Warrants included therein), will, subject to any applicable state law restrictions on secondary trading, be freely tradable without restriction under the Securities Act except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144.

    The 416,667 shares of Common Stock issued by the Company in connection with a Regulation S offering to Canadian investors in October 1995, to the extent not previously resold into the United States, are available for resale into the United States at such time as an exemption from registration under the Securities Act is or becomes available.

    The remaining 111,928 shares of Common Stock are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). Of these shares, approximately 34,946 shares not subject to lock-up agreements are eligible for immediate resale without restriction under Rule 144(k). The remaining 76,982 Restricted Shares are held by affiliates of the Company and, subject to the terms of the lock-up agreements discussed below, are eligible for immediate resale subject to the volume and other restrictions of Rule 144.

    In connection with this Offering, the Company and its officers and directors, who collectively are the beneficial holders of an aggregate of 76,982 shares of Common Stock, and have agreed with the Representatives not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of the Representatives for a period of one year after the effective date of this Offering.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year including affiliates of the Company, would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of 1% of the then outstanding Company's Common Stock or the average weekly trading volume in the principal market on which such securities trade during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned Restricted Shares for at least two years is currently entitled to sell such Restricted Shares without any of the restrictions above-mentioned. However, Restricted Shares held by affiliates must continue, after the two-year holding period to be sold in a brokers' transaction or to market makers subject to the volume, manner of sale, notice and availability of public information limitations described above. The above is a summary of Rule 144 and is not intended to be a complete description.

PUBLIC TRADING

    The Company's Common Stock is traded on the VSE under the trading symbol "CRP" and, since August 14, 1997, on the OTC Bulletin Board under the symbol "CGPD" and under the symbol "CGPDD" since October 21, 1997. The Company has applied to have the Units, Common Stock and Warrants quoted on the Nasdaq SmallCap Market. However, as of the date of the application, the Company did not meet all of the requirements for listing on Nasdaq, and there is no assurance that Nasdaq will approve the Company's application. See "Risk Factors--Limited Public Market for Common Stock; Volatility of Securities Prices; Lack of Active U.S. Public Trading Market."

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

    Montreal Trust Company, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9, and The Bank of Nova Scotia Trust Company of New York, 1 Liberty Plaza, New York, New York 10006, are the co-transfer agents and registrars for the Company's Common Stock. The Bank of Nova Scotia Trust Company of New York is serving as Warrant Agent for the Warrants.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), for whom Paulson Investment Company, Inc. and Cohig & Associates, Inc. are acting as Representatives, have severally agreed, pursuant to the terms and conditions of the Underwriting Agreement between the Company and the several Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of Units set forth in the table below at the price set forth on the cover page of this Prospectus.

UNDERWRITER                                                                                        NUMBER OF UNITS
-------------------------------------------------------------------------------------------------  ---------------
Paulson Investment Company, Inc..................................................................

Cohig & Associates, Inc..........................................................................

                                                                                                   ---------------

    Total........................................................................................      2,000,000
                                                                                                   ---------------
                                                                                                   ---------------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase such Units are subject to certain conditions. The Underwriters are committed to purchase all of the 2,000,000 Units offered by this Prospectus, but not the 300,000 Units subject to the Over-Allotment Option (described below), if any are purchased.

    Pursuant to the Underwriting Agreement, the Underwriters have agreed to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession within the discretion of the Representatives, and that the Underwriters and such dealers may reallow a concession to other dealers, including the Underwriters, within the discretion of the Representatives. After the initial public offering of the Units, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representatives.

    Pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, expiring at the close of business 45 days after the date of this Prospectus, to purchase up to 300,000 additional Units from the Company on the same terms as apply to the sale of the Units set forth above (the "Over-Allotment Option"). The Underwriters may exercise the option only to cover over-allotments, if any, incurred in the sale of the Units.

    The Company has agreed that if it elects to redeem the Warrants at any time commencing one year after the date of this Prospectus, it will retain Paulson Investment Company, Inc. as the Company's solicitation agent (the "Warrant Solicitation Agent"). The Company has agreed to pay the Warrant Solicitation Agent for its services a solicitation fee equal to no more than 3% of the total amount paid by the holders of the Warrants who were solicited by the Warrant Solicitation Agent to exercise the Warrants. The exercise of the Warrants will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited by the Warrant Solicitation Agent and designates in writing the registered representative at the Warrant Solicitation Agent entitled to compensation for the exercise. The fee is not payable for the exercise of any Warrant held by the Warrant Solicitation Agents in a discretionary account at the time of exercise, unless the Warrant Solicitation Agents receive from the customer prior specific written approval of such exercise. No member of the National Association of Securities Dealers, Inc. (the "NASD") or person associated with a member of the NASD will receive a solicitation fee or any other compensation or expense reimbursement in connection with the exercise of a Warrant if the market price of the Common Stock received upon exercise of the Warrant is lower than the exercise price of the Warrant.

    The Representatives have informed the Company that they do not expect the Underwriters to confirm sales of Units offered by this Prospectus to any account over which they exercise discretionary authority.

    The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by the Company and the Underwriters to payments that may be required in respect thereof.

    The Company has agreed to pay the Representatives a nonaccountable expense allowance equal to two percent of the gross proceeds from the sale of Units offered hereby, of which $35,000 has already been advanced to the Representatives. If this Offering is not consummated, any nonaccountable portion of the advanced payment will be promptly returned to the Company.

    The Company has agreed to issue to the Representatives the Representatives' Warrants, which entitle the holders to purchase up to an aggregate of 200,000
Units at an exercise price per Unit equal to $     (120% of the public offering
price of the Units), subject to adjustment in accordance with the Underwriting Agreement. The Representatives' Warrants are not transferable for one year from the date of issuance, except to individuals who are either a partner or an officer of an Underwriter, by will or by the laws of descent and distribution. The Representatives' Warrants are not redeemable by the Company. At the time of exercise of the Representatives' Warrants and the sale of the underlying Common Stock, such firms desiring to so exercise will be required to cease market-making activities for a period of time prior to and during the distribution of the securities. The Company has agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the Representatives' Warrants (and, if necessary, to allow their public resale without restriction) at all times during the period in which the Representatives' Warrants are exercisable, commencing one year after the date of this Prospectus. Such securities are being registered on the Registration Statement of which this Prospectus is a part.

    By virtue of holding the Representatives' Warrants, the Representatives possess the opportunity to profit from the rise in the market price of the Company's securities. Furthermore, the exercise of the Representatives' Warrants and the exercise of the underlying Common Stock would dilute the interests of the Company's stockholders. The existence of the Representatives' Warrants may make it more difficult for the Company to raise additional capital. In addition to obtaining additional equity capital, upon exercise of the Representatives' Warrants, the Company will be more likely to raise additional capital on more favorable terms than those of the Representatives' Warrants.

    The Company has agreed that, for a period of one year following the closing of this Offering, it will not, subject to certain exceptions, offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company without the consent of the Representatives. The Company's officers and directors have agreed that for a period of one year following the closing of this Offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company (other than intra-family transfers or transfers to trusts for estate planning purposes) without the consent of the Representatives, which will not be unreasonably withheld, and thereafter, will give the Representatives prior notice of sale under Rule 144 of the Securities Act for a period of five years from the date of this Prospectus.

    Prior to this Offering, the Common Stock has been traded on the VSE in Canada and for a brief period on the OTC Bulletin Board in the United States. There has been no public market for the Units or Warrants offered hereby. Accordingly, the initial public offering price of the Units and the exercise price of the Warrants has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price of the Units and the exercise price of the Warrants were the trading price of the Common Stock, the history and the prospects of the Company and the industry in which it operates, the status and development prospects for the Company's products, the experience and qualifications of the Company's executive officers and the general condition of the securities markets at the time of this Offering.

    Until the distribution of the Units is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members (if any) to bid for and purchase the securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Units, Common Stock and/or Warrants.

    If the Underwriters create a short position in the Units in connection with this Offering, i.e., if they sell more Units than the number set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock and Warrants in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the Over-Allotment Option described above. The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Units, Common Stock and/or Warrants, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of this Offering. In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security. Neither the Company nor the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, Common Stock and/or Warrants. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In connection with this Offering, the Underwriters and certain selling group members (if any) or their respective affiliates who are qualified registered market makers may engage in passive market making transactions in the Company's Common Stock on the OTC Bulletin Board in accordance with Rule 103 of Regulation M under the Securities Exchange act of 1934, as amended, during the one business day before commencement of offers or sales of the Units. The passive market making transactions must comply with applicable volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; however, if all independent bids are lowered below the passive market maker's bid, such bid must then be lowered in the event certain purchase limits are exceeded.

    In October 1997, Paulson loaned the Company $200,000. The loan is non-interest bearing and will be repaid out of the net proceeds of this Offering; provided, however, if this Offering has not occurred on or before January 30, 1998, the Company must repay the loan within 30 days following Paulson's demand.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Bryan Cave LLP, New York, New York. Steven A. Saide, the Secretary of the Company, is a member of Bryan Cave LLP. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Grover T. Wickersham, P.C., Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company for the year ended March 31, 1996 included in this Prospectus, have been included herein in reliance upon the report of KPMG, Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company as of and for the year ended March 31, 1997 included in this Prospectus, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of all or any portion of the Registration Statement, including exhibits thereto, may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                  PAGE
                                                                                  ----
Independent Auditors' Reports...................................................  F-2

Consolidated Balance Sheets as of March 31, 1997 and
  June 30, 1997 (unaudited).....................................................  F-4

Consolidated Statements of Operations for the years ended
  March 31, 1996 and 1997, and the three-month periods
  ended June 30, 1996 and 1997 (unaudited)......................................  F-5

Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 1996 and 1997, and the three-month period ended June 30, 1997 (unaudited)...............................................  F-6

Consolidated Statements of Cash Flows for the years ended
  March 31, 1996 and 1997, and the three-month periods
  ended June 30, 1996 and 1997 (unaudited)......................................  F-7

Notes to Consolidated Financial Statements......................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Caring Products International, Inc.:

    We have audited the accompanying consolidated balance sheet of Caring Products International, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caring Products International, Inc. and subsidiaries as of March 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP

Seattle, Washington
June 13, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Caring Products International, Inc.:

    We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Caring Products International, Inc. and subsidiaries for the year ended March 31, 1996. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, the consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Caring Products International, Inc. and subsidiaries for the year ended March 31, 1996 in accordance with generally accepted accounting principles in the United States.

/s/ KPMG

Chartered Accountants
Vancouver, Canada
June 14, 1996

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  March 31, 1997 and June 30, 1997 (unaudited)

                                                      MARCH 31,       JUNE 30,
                                                        1997            1997
                                                    -------------   ------------
                                                                    (UNAUDITED)
                                     ASSETS
Current assets:
  Cash............................................  $     118,573        132,880
  Restricted cash.................................      2,694,671      2,537,591
  Accounts receivable, less allowance for doubtful
    accounts of $91,694 at March 31, 1997 and
    $88,274 at June 30, 1997 (unaudited)..........        625,085        951,875
  Inventories.....................................      2,432,583      3,110,444
  Prepaid expenses................................         19,041          9,054
                                                    -------------   ------------
    Total current assets..........................      5,889,953      6,741,844
Equipment, net....................................        251,503        234,602
Intangible assets, net............................        238,146        228,706
Other assets......................................          8,935         17,782
                                                    -------------   ------------
                                                    $   6,388,537      7,222,934
                                                    -------------   ------------
                                                    -------------   ------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................      1,029,418      1,016,150
  Accrued liabilities.............................        137,092        102,570
  Lines of credit.................................      2,500,000      3,644,928
  Notes payable to related parties................        571,300        780,000
  Current portion of lease obligations............         13,046          5,013
  Current portion of long-term debt...............         12,126          8,635
                                                    -------------   ------------
    Total current liabilities.....................      4,262,982      5,557,296
Lease obligations, less current portion...........         24,868         24,868
Long-term debt, less current portion..............          5,485          5,485
                                                    -------------   ------------
    Total liabilities.............................      4,293,335      5,587,649
                                                    -------------   ------------
Stockholders' equity:
  Preferred stock, no shares outstanding..........       --              --
  Common stock, 1,031,343 shares outstanding at
    March 31, 1997 and June 30, 1997
    (unaudited)...................................         10,314         10,314
  Additional paid-in capital......................     12,716,051     12,879,643
  Accumulated deficit.............................    (10,631,163)   (11,254,672)
                                                    -------------   ------------
    Total stockholders' equity....................      2,095,202      1,635,285
Commitments, contingencies and subsequent
  events..........................................
                                                    $   6,388,537      7,222,934
                                                    -------------   ------------
                                                    -------------   ------------

          See accompanying notes to consolidated financial statements.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED MARCH 31, 1996 AND 1997 AND
        THE THREE-MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

                                                                                    THREE-MONTH PERIOD
                                                        YEAR ENDED MARCH 31            ENDED JUNE 30
                                                    ---------------------------   -----------------------
                                                        1996           1997          1996         1997
                                                    ------------   ------------   ----------   ----------
                                                                                        (UNAUDITED)
Revenues..........................................  $  1,118,486      2,287,497      428,468      818,403
Cost of sales.....................................     1,031,896      1,727,607      447,237      385,471
                                                    ------------   ------------   ----------   ----------
        Gross profit (loss).......................        86,590        559,890      (18,769)     432,932
                                                    ------------   ------------   ----------   ----------
Operating expenses:
  Selling.........................................     1,978,206      2,083,173      328,808      548,950
  General and administrative......................     1,126,815      1,198,148      225,667      289,467
  Research and development........................        74,704          8,679       --           --
  Amortization and depreciation...................        61,758         72,288       21,886       14,278
                                                    ------------   ------------   ----------   ----------
    Total operating expenses......................     3,241,483      3,362,288      576,361      852,695
                                                    ------------   ------------   ----------   ----------
        Loss from operations......................    (3,154,893)    (2,802,398)    (595,130)    (419,763)
                                                    ------------   ------------   ----------   ----------
Other income (expense):
  Interest income.................................       112,671        163,986        3,336       22,499
  Interest expense................................       (92,314)      (204,203)     (45,400)    (152,155)
  Costs associated with Bridge Financing..........      (864,735)       --            --           --
  Other, net......................................        39,331        (62,271)     (50,456)     (74,090)
                                                    ------------   ------------   ----------   ----------
                                                        (805,047)      (102,488)     (92,520)    (203,746)
                                                    ------------   ------------   ----------   ----------
        Net loss..................................  $ (3,959,940)    (2,904,886)    (687,650)    (623,509)
                                                    ------------   ------------   ----------   ----------
                                                    ------------   ------------   ----------   ----------
Net loss per share................................  $      (7.35)         (2.94)       (0.74)       (0.60)
                                                    ------------   ------------   ----------   ----------
                                                    ------------   ------------   ----------   ----------
Weighted average common shares and common
  equivalent shares outstanding...................       538,739        987,014      930,927    1,031,343

          See accompanying notes to consolidated financial statements.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED MARCH 31, 1996 AND 1997 AND
             THE THREE-MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED)

                                                 COMMON STOCK        ADDITIONAL                    TOTAL STOCK-
                                             ---------------------     PAID-IN      ACCUMULATED      HOLDERS'
                                               SHARES     AMOUNT       CAPITAL        DEFICIT         EQUITY
                                             ----------  ---------  -------------  --------------  -------------
Balance at March 31, 1995..................     493,717  $   4,937  $   5,071,092  $   (3,766,337) $   1,309,692
Issuance of common stock for cash on
  exercise of warrants.....................       9,167         92         21,437        --               21,529
Issuance of common stock and warrants for
  cash on private placement, net of
  $697,986 of issuance costs...............     416,667      4,167      5,702,956        --            5,707,123
Fair value of warrants issued with Bridge
  Financing................................      --         --            413,000        --              413,000
Net loss...................................      --         --           --            (3,959,940)    (3,959,940)
                                             ----------  ---------  -------------  --------------  -------------
  Balance at March 31, 1996................     919,551      9,196     11,208,485      (7,726,277)     3,491,404
Issuance of common stock for cash on
  exercise of warrants.....................     111,792      1,118      1,507,566        --            1,508,684
Net loss...................................      --         --           --            (2,904,886)    (2,904,886)
                                             ----------  ---------  -------------  --------------  -------------
Balance at March 31, 1997..................   1,031,343     10,314     12,716,051     (10,631,163)     2,095,202
Fair value of warrants issued with line of
  credit guarantee (unaudited).............      --         --            163,592        --              163,592
Net loss (unaudited).......................      --         --           --              (623,509)      (623,509)
                                             ----------  ---------  -------------  --------------  -------------
Balance at June 30, 1997 (unaudited).......   1,031,343  $  10,314  $  12,879,643  $  (11,254,672) $   1,635,285
                                             ----------  ---------  -------------  --------------  -------------
                                             ----------  ---------  -------------  --------------  -------------

                                                                         MARCH 31, 1997
                                                                   ---------------------------
                                                                    PREFERRED
                                                                      STOCK      COMMON STOCK
                                                                   ------------  -------------
Par value........................................................  $       0.01  $        0.01
Authorized.......................................................     1,000,000     75,000,000
Issued...........................................................       --           1,031,343
Outstanding......................................................       --           1,031,343

                                                                          JUNE 30, 1997
                                                                   ---------------------------
                                                                    PREFERRED
                                                                      STOCK      COMMON STOCK
                                                                   ------------  -------------
                                                                           (UNAUDITED)
Par value........................................................  $       0.01  $        0.01
Authorized.......................................................     1,000,000     75,000,000
Issued...........................................................       --           1,031,343
Outstanding......................................................       --           1,031,343

          See accompanying notes to consolidated financial statements.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED MARCH 31, 1996 AND 1997 AND
        THE THREE-MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

                                                                                   THREE-MONTH PERIODS
                                                       YEARS ENDED MARCH 31           ENDED JUNE 30
                                                    --------------------------   ------------------------
                                                        1996          1997          1996         1997
                                                    ------------   -----------   ----------   -----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $ (3,959,940)   (2,904,886)    (687,650)     (623,509)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Amortization and depreciation.................       107,170       127,821       31,174        26,341
    Loss on disposal of equipment.................        11,819       --            --           --
    Deemed interest...............................       413,000       --            --            34,081
    Write-off of deferred financing costs.........       162,737       --            --           --
    Change in operating assets and liabilities:
      Increase in accounts receivable.............      (114,828)     (344,407)    (135,733)     (326,790)
      Decrease (increase) in inventories..........      (584,502)     (623,591)     261,784      (677,861)
      Decrease (increase) in prepaid expenses.....       117,860       103,683       (6,892)        9,987
      Increase in other assets....................       --             (8,935)      --            (8,847)
      Increase (decrease) in accounts payable.....      (394,703)      609,257         (124)      (13,268)
      Increase (decrease) in accrued
        liabilities...............................       (86,642)       58,122      (12,632)      (34,522)
                                                    ------------   -----------   ----------   -----------
        Net cash used in operating activities.....    (4,328,029)   (2,982,936)    (550,073)   (1,614,388)
                                                    ------------   -----------   ----------   -----------
Cash flows from investing activities:
  Capital expenditures............................       (46,264)      (43,555)      (4,236)      --
  Acquisition of intangible assets................        (5,688)      --            --           --
  Proceeds from disposition of equipment..........         4,214       --            --           --
                                                    ------------   -----------   ----------   -----------
        Net cash used in investing activities.....       (47,738)      (43,555)      (4,236)      --
                                                    ------------   -----------   ----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock and
    capital contributions.........................     5,728,652     1,508,684      112,000       --
  Decrease (increase) in restricted cash, net.....    (2,701,350)        6,679     (467,893)      157,080
  Proceeds from lines of credit, net..............     2,500,000       --            --         1,274,439
  Proceeds from secured promissory note and Bridge
    Financing.....................................     5,000,000       --            --           --
  Repayment of secured promissory note and Bridge
    Financing.....................................    (5,000,000)      --            --           --
  Proceeds from long-term debt....................       --             25,998       --           --
  Repayment of long-term debt.....................       (10,597)      (38,374)      (3,460)       (3,491)
  Proceeds from notes payable to related
    parties.......................................       --            571,300       --           950,400
  Repayment of notes payable to related parties...       --            --            --          (741,700)
  Repayment of lease obligations..................       (10,690)      (11,642)      (4,694)       (8,033)
  Repayment of short-term loans...................      (250,000)      --            --           --
                                                    ------------   -----------   ----------   -----------
        Net cash provided by (used in) financing
          activities..............................     5,256,015     2,062,645     (364,047)    1,628,695
                                                    ------------   -----------   ----------   -----------
        Increase (decrease) in cash...............       880,248      (963,846)    (918,356)       14,307
Cash at beginning of period.......................       202,171     1,082,419    1,082,419       118,573
                                                    ------------   -----------   ----------   -----------
Cash at end of period.............................  $  1,082,419       118,573      164,063       132,880
                                                    ------------   -----------   ----------   -----------
                                                    ------------   -----------   ----------   -----------
Supplemental disclosure of cash flow
  information--cash paid during the period for
  interest........................................  $     92,314       168,401       30,573       147,468
                                                    ------------   -----------   ----------   -----------
                                                    ------------   -----------   ----------   -----------
Supplemental schedule of noncash investing and
  financing activities:
  Capital expenditures included in accounts
    payable at end of period......................  $    --             68,849       --           --
  Assets acquired through capital leases..........  $    --             32,075       --           --
  Estimated fair market value of warrants issued
    recorded as deemed interest...................  $    413,000       --            --           163,592

          See accompanying notes to consolidated financial statements.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    (A) DESCRIPTION OF BUSINESS

        Caring Products International, Inc. (CPI) is organized under the laws of the State of Delaware. CPI's business is the marketing of proprietary urinary incontinence products for adults and children over the age of four.

    (B) BASIS OF PRESENTATION

        These consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP) in the U.S. and present the financial position, results of operations and changes in financial position of CPI and its wholly-owned subsidiaries (collectively, the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

    (C) UNAUDITED INTERIM FINANCIAL STATEMENTS

        In the opinion of the Company's management, the June 30, 1996 and 1997 unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) RESTRICTED CASH

        Restricted cash includes a short-term certificate of deposit of $2,500,000 at March 31, 1997 and June 30, 1997 which is held as security against a line of credit. In addition, $194,671 and $37,591 of short-term Canadian government securities included in restricted cash are held as collateral for guarantees made by the Company at March 31, 1997 and June 30, 1997, respectively.

       In July 1997, the $2,500,000 short-term certificate of deposit was used as payment for the related outstanding line of credit.

    (B) INVENTORIES

        Inventories are stated at the lower of cost, as determined by the first-in, first-out method, or market (replacement cost for raw materials and packaging and net realizable value for finished goods).

    (C) EQUIPMENT

        Equipment is stated at cost. Equipment under capital leases is stated at the lower of the fair market value of the assets or the present value of minimum lease payments at the inception of the leases.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

       Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from 2 to 5 years. Equipment held under capital leases is amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease terms, ranging from 2 to 5 years.

       Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in other income or expense.

    (D) INTANGIBLE ASSETS

        Intangible assets, representing technology purchased and costs of patents and trademarks, are stated at cost. Amortization is recorded using the straight-line method over the assets' estimated useful lives which do not exceed 10 years.

    (E) REVENUE RECOGNITION

        The Company recognizes revenue and establishes provisions for estimated product returns when its products are shipped to customers. Products of the Company held by various third party storage and delivery companies are not recognized in revenue, but are included in inventory.

    (F) MARKETING AND ADVERTISING

        The Company recognizes the production costs of advertising in the period the services are provided. Costs related to one-time listing allowances (slotting fees) to enter large, retail chains are expensed as incurred.

    (G) RESEARCH AND DEVELOPMENT

        Research and development costs are expensed as incurred.

    (H) FOREIGN CURRENCY TRANSLATION

        The Company considers the U.S. dollar to be its functional currency. The Company has a wholly-owned subsidiary, located in Canada, which is a direct and integral extension of the Company. Accordingly, transactions by the subsidiary denominated in Canadian dollars are re-measured at the exchange rates in effect at the date of the transaction. At each balance sheet date, monetary balances denominated in currencies other than the U.S. dollar are re-measured using current exchange rates.

       Gains and losses resulting from foreign currency transactions are included in other, net in the consolidated statements of operations. Gains and losses arising from these transactions for each of the years ended March 31 include a gain of $51,150 for 1996 and a loss of $44,367 for 1997. Losses arising from these transactions for each of the three-month periods ended June 30 were $50,456 for 1996 and $73,825 for 1997.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    (I) INCOME TAXES

        The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (J) NET LOSS PER SHARE

        Net loss per share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents include all warrants and stock options which would have a dilutive effect, applying the treasury stock method.

    (K) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

        The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, during 1997. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

    (L) STOCK-BASED COMPENSATION

        The Company adopted the provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, during 1997. This statement permits a company to choose either a new fair-value-based method or the Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, intrinsic-value based method of accounting for stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair-value-based method had been applied in financial statements of companies that continue to account for such arrangements under APB Opinion No. 25. The Company has elected to continue to record stock-based compensation using the APB Opinion No. 25 intrinsic-value-based method and, therefore, the adoption of SFAS No. 123 has not impacted the Company's financial position, results of operations, or liquidity.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    (M) USE OF ESTIMATES

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (N) EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

        In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, EARNINGS PER SHARE. SFAS 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement is effective for financial statements issued for periods ending December 15, 1997, including interim periods; earlier application is not permitted. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

       In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is encouraged. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

    (O) RECLASSIFICATIONS

        Certain of the 1996 balances have been reclassified to conform with the 1997 presentation.

(3) LIQUIDITY

    The Company has experienced net losses since its inception and has an accumulated deficit of $10,631,163 at March 31, 1997. Management is presently taking actions to improve operations and obtain additional debt and equity financing.

    On April 7, 1997, the Company signed a letter of intent to proceed with a public offering (the "Offering"). The Offering is presently contemplated to consist of units which are exercisable for one share of the Company's common stock and a five-year warrant to purchase one additional share at a price equivalent to 150% of the unit price. There can be no assurance that the Offering will be successful.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(4) CONCENTRATION OF RISK

    The Company maintains cash equivalents with various financial institutions located in the U.S. and Canada. The Company's policy is to limit the exposure at any one financial institution and to invest solely in highly liquid investments that are readily convertible to cash.

    The Company sells its products to various customers located in the U.S. and Canada. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral as security against accounts receivable. Total sales to Canadian customers represented approximately 25% of total revenues for each of the years ended March 31, 1996 and 1997, and 52% for the three-month period ended June 30, 1996. Sales to Canadian customers for the three month period ended June 30, 1997 were less than 1% of total sales.

    Approximately 33% of the Company's revenues were from two customers during the year ended March 31, 1997, and approximately 57% were from one customer during the three-month period ended June 30, 1997. During the year ended March 31, 1996, two customers accounted for approximately 25% of revenues and for the three-month period ended June 30, 1996, three customers accounted for approximately 31% of revenues.

    At March 31, 1997, one customer accounted for approximately 84% of the net accounts receivable balance, as the result of an initial purchase near the Company's year-end. At June 30, 1997, two customers accounted for approximately 88% of the net accounts receivable balance.

    The Company currently purchases its products from a limited number of suppliers, some of which are located in Canada or Mexico. As there are other manufacturers of products similar to the Company's products, management believes that other suppliers could provide the Company's products on comparable terms. Management does not believe a change in suppliers would cause a significant delay in obtaining sufficient product quantities or result in a significant loss of sales.

(5) INVENTORIES

    Inventories consist of the following:

                                                                      MARCH 31,     JUNE 30,
                                                                         1997         1997
                                                                     ------------  ----------
Finished goods.....................................................  $  1,848,802   2,577,256
Raw materials......................................................       553,466     473,975
Packaging..........................................................        30,315      59,213
                                                                     ------------  ----------
                                                                     $  2,432,583   3,110,444
                                                                     ------------  ----------
                                                                     ------------  ----------

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(6) EQUIPMENT

    Equipment consists of the following:

                                                                         MARCH 31,   JUNE 30,
                                                                            1997       1997
                                                                         ----------  ---------
Computer equipment.....................................................  $  103,592    103,592
Office equipment.......................................................      43,795     43,795
Plant equipment........................................................     234,251    234,251
Leasehold improvements.................................................       5,670      5,670
Capital leases:
  Plant equipment......................................................      36,950     36,950
  Office equipment.....................................................      40,076     40,076
                                                                         ----------  ---------
                                                                            464,334    464,334
Less accumulated depreciation and amortization.........................     212,831    229,732
                                                                         ----------  ---------
    Net equipment......................................................  $  251,503    234,602
                                                                         ----------  ---------
                                                                         ----------  ---------

(7) INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                     MARCH 31,      JUNE 30,
                                                                        1997          1997
                                                                    ------------  ------------
Purchased technology..............................................  $    250,000       250,000
Patents and trademarks............................................       127,088       127,088
                                                                    ------------  ------------
                                                                         377,088       377,088
Less accumulated amortization.....................................       138,942       148,382
                                                                    ------------  ------------
    Net intangible assets.........................................  $    238,146       228,706
                                                                    ------------  ------------
                                                                    ------------  ------------

(8) RELATED PARTIES

    At March 31, 1997 and June 30, 1997, accounts payable included $68,849 and $133,873, respectively, in payables to related parties.

    During the year ended March 31, 1997, the Company purchased $106,043 in plant equipment from and paid approximately $72,000 in consulting fees to related parties. During the three month period ended June 30, 1997, the Company paid approximately $18,000 in consulting fees to related parties.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(9) LINE OF CREDIT

    The Company has a $2,500,000 line of credit with a bank expiring August 1997. Borrowings under the line of credit bear interest at a fixed rate of 6.91%. The line of credit is secured by a $2,500,000 certificate of deposit.

    In July 1997, the $2,500,000 short-term certificate of deposit was used as payment for the line of credit.

    In April 1997, the Company obtained an additional line of credit with a bank, which expires in May 1998, in the amount of Cdn. $1,750,000. Borrowings under the line of credit at June 30, 1997, net of deemed interest of $129,511, were $1,144,928 and are due on demand. Borrowings bear interest at the Canadian prime rate plus .25% (5% at June 30, 1997). The line of credit is secured by a guarantee from a related party of the Company through April 1, 1998. The guarantor received 31,667 warrants, each for one share of the Company's common stock. The warrants are exercisable at $7.44 per share through May 8, 1998 and at $8.64 through May 8, 1999. The warrants were recorded on issuance at their estimated fair market value of $163,592 with a corresponding reduction in the recorded value of the line of credit. The debt discount will be amortized to interest expense over the term of the line of credit.

    In September 1997, the Company obtained from Toronto Dominion Bank an increase in its credit facility of Cdn. $1.75 million, bringing the total facility to Cdn. $3.5 million, under terms and conditions similar to the original loan, which aggregate credit facility is secured by the guarantee from a related party in the aggregate amount of Cdn. $3.5 million.

    Substantially all of the Company's assets are pledged as security for its various indebtedness.

(10) NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties at March 31, 1997 are unsecured and consist of the following:

Note payable, interest at 6.75%; interest and principal payable on demand..........................................................  $ 205,000
Note payable, interest at 10% increasing to 20% if principal is not paid at maturity; interest payable on demand and principal due
  February 1997...................................................    200,000
Note payable, interest at Canadian prime rate plus 2% (6.75% at
  March 31, 1997); interest and principal payable on demand.......    100,000
Note payable, interest at 12%; interest payable on demand and
  principal due March 1997........................................     37,500
Notes payable, interest at 12%; interest and principal payable on
  demand..........................................................     28,800
                                                                    ---------
    Total notes payable to related parties........................  $ 571,300
                                                                    ---------
                                                                    ---------

    In April 1997, outstanding principal balances payable to related parties of $366,300 were repaid. In June 1997, the remaining $205,000 of payables to related parties were repaid.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    In May 1997, the Company entered into an agreement with a related party to finance $1,250,000 through a note payable. At June 30, 1997, $780,000 under the agreement had been received by the Company. Interest on the note payable is payable monthly at the Canadian prime rate plus 3% (7.75% at both March 31, 1997 and June 30, 1997). Principal is payable in full in May 1998. The note is secured by substantially all of the Company's assets and by the common stock of certain executive officers and directors.

    In July 1997, the remaining $470,000 under the agreement with the related party was received by the Company. In September 1997, a related party agreed that if the Offering was not completed and the Company required capital for its operations, it would loan the Company up to an additional $1.25 million on the same terms and conditions as the May 1997 loan.

    In October 1997, Paulson Investment Company, Inc. (Paulson), an underwriter of the Offering, loaned the Company $200,000. The loan is non-interest bearing and will be repaid by the Company out of the net proceeds of the Offering; provided, however, if the Offering has not occurred on or before January 30, 1998, the Company must repay the loan within 30 days following Paulson's demand.

(11) LONG-TERM DEBT

    Long-term debt at March 31, 1996 consisted of a loan in the original principal amount of Cdn. $70,000 (U.S. $49,645). During 1997, the Company refinanced the outstanding balance of the loan. Under the refinancing, the loan is payable in equal monthly installments of Cdn. $1,767 (U.S. $1,155 at March 31, 1997 and $1,280 at June 30, 1997), including interest at the Canadian prime rate plus 1% (5.75% at March 31, 1997 and June 30, 1997).

    Scheduled principal maturities of long-term debt at March 31, 1997 and June 30, 1997 are as follows for each of the following fiscal years ending March 31:

                                                                           MARCH 31,    JUNE 30,
FISCAL YEAR-END                                                              1997         1997
------------------------------------------------------------------------  -----------  -----------
1998....................................................................   $  12,126        8,635
1999....................................................................       5,485        5,485
                                                                          -----------  -----------
                                                                           $  17,611       14,120
                                                                          -----------  -----------
                                                                          -----------  -----------

    The loan is secured by the Company's equipment and accounts receivable.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(12) CAPITAL LEASES

    The Company leases equipment under capital lease agreements that expire through January 2002. Aggregate minimum payments to be made under these agreements at March 31, 1997 and June 30, 1997 are as follows for each of the following fiscal years ending March 31:

                                                                           MARCH 31,    JUNE 30,
FISCAL YEAR-END                                                              1997         1997
------------------------------------------------------------------------  -----------  -----------
1998....................................................................   $  14,058        5,188
1999....................................................................       8,076        8,076
2000....................................................................       8,076        8,076
2001....................................................................       8,076        8,076
2002....................................................................       7,598        7,598
                                                                          -----------  -----------
                                                                              45,884       37,014
Less amounts representing interest at rates ranging from 9% to 11% at
  March 31, 1997 and at 9% at June 30, 1997.............................       7,970        7,133
                                                                          -----------  -----------
                                                                           $  37,914       29,881
                                                                          -----------  -----------
                                                                          -----------  -----------

    At March 31, 1997 and June 30, 1997, a capital lease for plant equipment is secured by a letter of credit in the amount of $20,000 which may be reduced by $10,000 per annum subject to the lessor's prior consent.

(13) OPERATING LEASES

    The Company leases office facilities and certain equipment under operating lease agreements that expire through November 2000 at March 31, 1997 and through December 2002 at June 30, 1997. Aggregate minimum rental payments on operating leases are as follows for each of the following fiscal year-ends:

                                                                         MARCH 31,   JUNE 30,
FISCAL YEAR-END                                                             1997       1997
-----------------------------------------------------------------------  ----------  ---------
1998...................................................................  $   90,530     77,076
1999...................................................................      92,484    104,196
2000...................................................................      92,790    104,502
2001...................................................................      33,557     45,269
2002...................................................................      --         11,712
Thereafter.............................................................      --          8,784
                                                                         ----------  ---------
                                                                         $  309,361    351,539
                                                                         ----------  ---------
                                                                         ----------  ---------

    Total rent expense for operating leases during the years ended March 31, 1996 and 1997 amounted to $80,657 and $134,176, respectively, and $25,371 and $25,547 for the three-month periods ended June 30, 1996 and 1997, respectively.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(14) STOCKHOLDERS' EQUITY

    (A) BRIDGE FINANCING

        In 1995, the Company completed an offering of convertible promissory notes (Notes) to raise $2,500,000 (Bridge Financing) to provide interim financing pending the completion of a proposed private placement (Private Placement).

       The Bridge Financing consisted of fifty Units, each comprised of one 12% $50,000 Note and one common share purchase warrant to purchase 292 common shares of the Company at $1.20 until April 28, 1996 and thereafter at $2.40 until April 28, 1997. Under their terms, the Notes matured on the earlier of September 29, 1995 or ten days following the completion of the Private Placement or a private placement in substitution thereof.

       The warrants were recorded on issuance at their estimated fair value of $413,000 with a corresponding reduction in the recorded value of the Notes, resulting in deemed interest expense of $413,000 which is included in costs associated with Bridge Financing in the consolidated statements of operations. In addition, a finder's fee of $250,000 was paid in connection with the Bridge Financing and is also included in costs associated with Bridge Financing in the consolidated statements of operations, upon refinancing. The balance of the costs associated with Bridge Financing relates to interest and other costs incurred by the Company that are specifically attributable to the Bridge Financing.

       All warrants issued in conjunction with the Bridge Financing were exercised prior to March 31, 1997.

       On September 28, 1995, the Company completed a short-term loan with an unrelated party consisting of a $2,500,000 secured promissory note and warrants to purchase 11,716 common shares of the Company at a price of Cdn. $28.80 per share until October 1, 1997. The proceeds of the secured promissory note were used to repay the Notes. Subsequently, the secured promissory note was repaid in October 1995 by funds from the revolving line of credit.

    (B) PRIVATE PLACEMENT

        On October 5, 1995, pursuant to a warrant indenture made as of the same date, the Company sold 416,667 Units at a price of Cdn. $21.06 (approximately U.S. $15.60) per Unit. Upon exercise or deemed exercise by the holders, each Unit was exchanged for one common share of the Company and one-half of one Share Purchase Warrant without additional consideration. Each whole Share Purchase Warrant entitles the holder to acquire one common share of the Company at a price of Cdn. $19.44 at any time until October 5, 1996, or at anytime thereafter until October 5, 1997 at the price of Cdn. $22.68. As consideration for services rendered, the transaction agent was paid $562,500 in addition to 33,333 whole Share Purchase Warrants which have the same terms as the warrants discussed above.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    (C) WARRANTS

        The Company had warrants outstanding to purchase common shares as follows:

                                                                          MARCH 31,   JUNE 30,
                                                                            1997        1997
                                                                         -----------  ---------
Warrants issued in conjunction with the Private Placement whereby one warrant entitles the holder to purchase one share at Cdn. $22.68
  until October 5, 1997................................................     132,146     132,146
Warrants issued pursuant to the second short-term loan whereby one warrant entitles the holder to purchase one share at Cdn. $28.80
  until October 1, 1997................................................      11,716      11,716
Warrants issued pursuant to the guarantee of the bank line of credit whereby one warrant entitles the holder to purchase one share at
  $7.44 through May 8, 1998 and thereafter at $8.64 through May 8,
  1999.................................................................      --          31,667
                                                                         -----------  ---------
    Total warrants outstanding.........................................     143,862     175,529
                                                                         -----------  ---------
                                                                         -----------  ---------

       In October 1997, the expiration date of the warrants issued in conjunction with the Private Placement was extended through October 5, 1998 at an exercise price of Cdn. $22.68.

    (D) REVERSE STOCK SPLITS

        In June 1997, the Company completed a one for six reverse stock split of its issued and outstanding common stock. In October 1997, the Company completed an additional one-for-four reverse stock split of its issued and outstanding common stock. These consolidated financial statements have been restated to reflect the reverse stock splits.

(15) EMPLOYEE BENEFIT PLANS

    (A) RETIREMENT PLAN

        In March 1997, the Company established a 401(k) savings and retirement plan covering all full time employees who are at least 21 years of age and have at least three months of service. Under the plan, employees may defer up to 15% of their pretax salary, but not more than the statutory limits. The Company did not match employee contributions to the plan for the year ended March 31, 1997 and the three-month period ended June 30, 1997.

    (B) STOCK OPTION PLANS

        As of March 31, 1997, the Company had two stock option plans which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option awards. Had compensation cost for the Company's stock option awards been determined consistent with SFAS

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

       No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                       YEARS ENDED MARCH 31
                                                                     ------------------------
                                                                         1996         1997
                                                                     ------------  ----------
Net loss:
  As reported......................................................  $  3,959,940   2,904,886
  Pro forma........................................................     4,489,512   3,228,949
Net loss per share:
  As reported......................................................  $       7.35        2.94
  Pro forma........................................................          8.33        3.27

       The fair value of option grants is estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal years 1996 and 1997: expected volatility of 55%; risk free interest rate of 6.50%; expected lives of four years; and a zero percent dividend yield.

       A summary of the plans is as follows:

     - 1993 INCENTIVE PROGRAM: Under the 1993 Incentive Program, as amended and restated, 87,167 shares of common stock plus 10% of any increase in the number of shares of common stock issued and outstanding from the date of the program agreement to the date the program was formally adopted by the Company's Board of Directors are available for grant to eligible employees and consultants of the Company. The aggregate fair market value of stock which becomes exercisable by an individual grantee pursuant to the plan is limited to $100,000 in any calendar year.

       Stock options under the 1993 Incentive Program vest immediately for individuals on the Board of Directors of the Company, after two years of service for all employees, and after two years of affiliation with the Company for consultants. Although the program allows stock options to be issued for a maximum term of ten years, all stock options outstanding have a maximum term of five years from the date of grant. Stock options are granted at an exercise price equal to the ten-day trading average of the Company's common stock as determined by the Company's Board of Directors and approved by the Vancouver Stock Exchange.

       In November 1996, the Company's Board of Directors resolved that no additional stock options would be granted under the 1993 Incentive Program. At March 31, 1997 and June 30, 1997, 89,733 stock options remain outstanding under the 1993 Incentive Program.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    - 1996 INCENTIVE PROGRAM: Under the 1996 Incentive Program, 208,333 shares of common stock less any shares outstanding under the 1993 Incentive Program, plus any shares forfeited under the 1996 and 1993 Incentive Programs, shares purchased by the Company on the open market and shares surrendered to the Company in payment of the exercise price of stock options issued under the 1996 and 1993 Incentive Programs are available for grant to eligible employees and consultants of the Company. No award may be granted which will result in the awards outstanding under the plan to be more than 25% of the total number of shares the Company has outstanding.

     Stock options under the 1996 Incentive Program vest immediately for individuals on the Board of Directors of the Company, after two years of service for all employees, and after two years of affiliation with the Company for consultants. Although the program allows stock options to be issued for a maximum term of ten years, all stock options outstanding have a maximum term of five years from the date of grant. Stock options are granted at an exercise price equal to the ten-day trading average of the Company's common stock as determined by the Company's Board of Directors and approved by the Vancouver Stock Exchange.

     At March 31, 1997 and June 30, 1997, 53,000 and 53,833 stock options, respectively, are outstanding and 65,600 and 64,767, respectively, are available for future grant under the 1996 Incentive Program.

     In August 1997, the Company amended its 1996 Incentive Program to, among other things, modify the total shares of common stock available for grant to eligible employees and consultants of the Company from 208,333 to 625,000. The amendment was approved by the Company's stockholders in October 1997 and is subject to the completion of a public offering of the Company's Common Stock.

     A summary of the Company's stock option plans' activity is presented below:

                                                     YEARS ENDED MARCH 31
                                        -----------------------------------------------    THREE-MONTH PERIOD
                                                 1996                     1997            ENDED JUNE 30, 1997
                                        -----------------------  ----------------------  ----------------------
                                                     WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                      AVERAGE                 AVERAGE                 AVERAGE
                                        NUMBER OF    EXERCISE    NUMBER OF   EXERCISE    NUMBER OF   EXERCISE
STOCK OPTIONS                            OPTIONS       PRICE      OPTIONS      PRICE      OPTIONS      PRICE
--------------------------------------  ----------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of period....      28,500   $   30.00      86,067   $   19.68     142,733   $   16.08
Granted...............................     102,567       19.68      70,083       12.00       5,000       14.52
Canceled..............................     (28,500)      30.00      --          --          --          --
Forfeited.............................     (16,500)      19.68     (13,417)      18.48      (4,167)      12.00
                                        ----------               ---------               ---------
Outstanding at end of period..........      86,067       19.68     142,733       16.08     143,566       16.08
                                        ----------               ---------               ---------
                                        ----------               ---------               ---------
Options exercisable at period-end.....      66,900       19.68     119,067       16.80     121,150       16.80
                                        ----------               ---------               ---------
                                        ----------               ---------               ---------
Weighted-average fair value of options
  granted during the period...........               $    8.64               $    5.04               $    4.88

    In March 1996, the Company modified the exercise price on 28,500 stock options granted in February 1994 from $30.00 to $19.68.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

    The following is a summary of stock options outstanding at March 31, 1997:

                                                              OPTIONS OUTSTANDING
                                              ---------------------------------------------------
                                                            WEIGHTED-AVERAGE
                                                NUMBER          REMAINING       NUMBER OF OPTIONS
EXERCISE PRICES                               OUTSTANDING   CONTRACTUAL LIFE       EXERCISABLE
--------------------------------------------  -----------  -------------------  -----------------
$19.68......................................      74,942             3.50              74,192
 12.00......................................      67,791             4.69              44,875

    The following is a summary of stock options outstanding at June 30, 1997:

                                                              OPTIONS OUTSTANDING
                                              ---------------------------------------------------
                                                            WEIGHTED-AVERAGE
                                                NUMBER          REMAINING       NUMBER OF OPTIONS
EXERCISE PRICES                               OUTSTANDING   CONTRACTUAL LIFE       EXERCISABLE
--------------------------------------------  -----------  -------------------  -----------------
$24.00......................................       1,042             5.00               1,042
 19.68......................................      74,942             3.50              74,192
 12.00......................................      67,582             4.98              45,916

    In August 1997, the Company granted 306,250 stock options, subject to certain contingencies, at an exercise price per share equal to the greater of (i) the Unit Offering Price to the public in the Offering or (ii) the closing bid price of the common stock on the date of the sale of the Units offered in the Offering. The options are exercisable on various dates beginning in January 1998.

(16) INCOME TAXES

    The Company had net deferred tax assets, primarily consisting of net operating loss carryforwards, of approximately $3,468,000 for the year ended March 31, 1997. Total U.S. Federal net operating loss carryforwards of approximately $6,300,000 at March 31, 1997 expire in the years 2009 to 2012. Total Canadian operating loss carryforwards of approximately $3,900,000 at March 31, 1997 expire in the years 2009 to 2012.

    The Company has not recorded an income tax benefit in the years ended March 31, 1996 and 1997 or for the three-month periods ended June 30, 1996 and 1997 due to the recording of a valuation allowance as an offset to the net deferred tax assets. A valuation allowance is provided due to uncertainties relating to the realization of the deferred tax assets.

    The utilization of net operating loss carryforwards may be limited due to ownership changes that have occurred as a result of the sale of common stock.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash, receivables, accounts payable and short- and long-term borrowings. The fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing interest rates.

                      CARING PRODUCTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1997
     (INFORMATION AS OF JUNE 30, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

(18) LITIGATION

    The Company is subject to various claims and contingencies related to lawsuits, taxes and other matters arising in the normal course of business. Management believes the ultimate liability, if any, arising from such claims or contingencies is not likely to have a material adverse effect on the Company's results of operations or financial condition.

    In September 1997, the Company agreed with certain plaintiffs to settle their litigation in consideration of the payment by the Company of $25,000 and the issuance of two-year warrants to purchase 8,000 shares of the common stock of the Company at an exercise price of Cdn. $5.04, subject to Vancouver Stock Exchange (VSE) approval. In October 1997, the VSE approved the settlement and the warrants were issued on October 22, 1997.

(19) GEOGRAPHIC INFORMATION

    The Company operates in one industry: the marketing of proprietary urinary incontinence products for adults and children over the age of four. A summary of the Company's operations by geographic area follows:

                                                                   THREE-MONTH
                                                                      PERIOD
                                           YEAR ENDED MARCH 31    ENDED JUNE 30
                                          ---------------------  ----------------
                                             1996       1997      1996     1997
                                          ----------  ---------  -------  -------
                                                                   (UNAUDITED)
Revenues:
  U.S...................................  $  914,311  1,916,263  204,569  817,188
  Canada................................     204,175    371,234  223,899    1,215
                                          ----------  ---------  -------  -------
    Total revenues......................  $1,118,486  2,287,497  428,468  818,403
                                          ----------  ---------  -------  -------
                                          ----------  ---------  -------  -------

                                                                   THREE-MONTH
                                                                      PERIOD
                                           YEAR ENDED MARCH 31    ENDED JUNE 30
                                          ---------------------  ----------------
                                             1996       1997      1996     1997
                                          ----------  ---------  -------  -------
                                                                   (UNAUDITED)
Net loss:
  U.S...................................  $2,954,312  2,082,450  551,744  339,935
  Canada................................   1,005,628    822,436  135,906  283,574
                                          ----------  ---------  -------  -------
    Total net losses....................  $3,959,940  2,904,886  687,650  623,509
                                          ----------  ---------  -------  -------
                                          ----------  ---------  -------  -------

                                          MARCH 31,   JUNE 30,
                                             1997       1997
                                          ----------  ---------
                                                      (UNAUDITED)
Assets:
  U.S...................................  $4,939,873  5,806,081
  Canada................................   1,448,664  1,416,853
                                          ----------  ---------
    Total assets........................  $6,388,537  7,222,934
                                          ----------  ---------
                                          ----------  ---------

                                          MARCH 31,   JUNE 30,
                                             1997       1997
                                          ----------  ---------
                                                      (UNAUDITED)
Net assets of Canadian subsidiary.......  $1,340,171   329,944
                                          ----------  ---------
                                          ----------  ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           8
Corporate History..............................          15
Use of Proceeds................................          16
Dividend Policy................................          16
Capitalization.................................          17
Price Range of Common Stock....................          18
Selected Consolidated Financial Data...........          19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          20
Business.......................................          26
Management.....................................          35
Advisory Board.................................          42
Certain Transactions...........................          43
Principal Stockholders.........................          44
Description of Securities......................          46
Underwriting...................................          50
Legal Matters..................................          52
Experts........................................          52
Additional Information.........................          53
Financial Statements...........................         F-1

                                2,000,000 UNITS

     CONSISTING OF 2,000,000 SHARES OF COMMON STOCK AND 2,000,000 WARRANTS

                                     [LOGO]

                                CARING PRODUCTS
                              INTERNATIONAL, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.

                            COHIG & ASSOCIATES, INC.

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Article VII of the Registrant's By-laws, which are filed as an exhibit to this Registration Statement and incorporated by reference herein, substantially tracks the provisions of Section 145 of the Delaware General Corporation Law. Article Ninth of the Registrant's Restated Certificate of Incorporation further provides that the Registrant shall, to the fullest extent permitted by the General Corporation Law of Delaware, indemnify any and all persons whom it shall have the power to indemnify from and against any and all of the expenses, liabilities or other matters.

    Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. Article Eighth of the Registrant's Restated Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following:
(i) for any breach of such director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. Article Eighth further provides that modification or repeal of such provision may not affect the elimination of liability therein provided with respect to a director's personal liability for any act or omission that occurs prior to such modification or repeal.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (excluding underwriting discounts and the non-accountable expense allowance) are estimated to be as follows:

SEC registration fee..............................................  $  11,438
Accounting fees and expenses......................................    225,000
Legal fees and expenses...........................................    225,000
Blue sky legal fees and expenses..................................     40,000
Printing and engraving expenses...................................     75,000
Transfer agent fees and expenses..................................      3,000
NASD filing fee...................................................      4,274
Nasdaq listing application fee....................................     10,000
Miscellaneous expenses............................................     51,288
                                                                    ---------
Total.............................................................  $ 645,000
                                                                    ---------
                                                                    ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    No securities that were not registered under the Securities Act of 1933, as amended (the "Act") have been issued or sold by the Registrant within the past three years, except as described below. The share information below does not reflect the Reverse Stock Splits except as otherwise noted.

    1. On April 28, 1995, the Registrant issued an aggregate of 50 units, for aggregate gross proceeds of $2,500,000. Each unit consisted of one $50,000 12% convertible secured promissory note and one two-year warrant entitling the holder to purchase up to 7,000 shares of Common Stock at an exercise price of $0.05 per share until the first anniversary of issuance and $0.10 per share thereafter. The units were issued to the following accredited investors:

                                                                     NUMBER OF UNITS       AMOUNT
NAME OF INVESTOR                                                        PURCHASED        INVESTED($)
----------------------------------------------------------------  ---------------------  ----------
HUB, Inc.(1)....................................................               10           500,000
Harold G. Goodman 1984 Grantor--Trust(2)........................                5           250,000
Thomas M. Vertin................................................               10           500,000
Stirling Unit Trust(3)..........................................               25         1,250,000

------------------------

(1) The beneficial owners include: Charles E. Underbrink and Douglas E. Heitne.

(2) The beneficial owners include: H. Greg Goodman and Alan D. Feinsilver.

(3) No one person holds a greater than 10% beneficial ownership interest in the Stirling Unit Trust. The settlor of the Trust is the Blake Settlement.

    Offers and sales were made in a private offering in reliance upon the exemption provided by Section 4(2) of the Act. Each investor was furnished with information the offering and the Registrant and each had the opportunity to verify the information supplied. Additionally, the Registrant obtained a representation from each investor of such investor's intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate restrictive legends.

    All of the foregoing offer and sales were made to individuals or entities that had access to information enabling them to evaluate the merits and risks of the investment by virtue of their relationship to the Company or their economic bargaining power. The share certificates representing all shares issued in non-public offerings were stamped with a legend restricting transfer of the Common Stock represented thereby, and the Registrant issued stop transfer instructions to its transfer agent.

    2. On September 28, 1995, the Company borrowed $2,500,000, on a secured basis, and issued warrants to purchase 281,190 shares of Common Stock, exercisable at Cdn. $1.20 until October 1, 1996 and at Cdn. $1.38 until October 1, 1997, on which date the warrants expired unexercised. The lender, Trimin Enterprises, Inc., is a non U.S. person, the beneficial owners of which include a widely-held Canadian public company listed on The Toronto Stock Exchange, the sole beneficial owner of 10% or more of the outstanding shares of which is James
D. Meekison, an Ontario resident. The Company issued the securities in accordance with Regulation S.

    3. On October 5, 1995, the Registrant issued an aggregate 10,000,000 Special Warrants for aggregate gross proceeds of Cdn. $8,775,000 (approximately U.S. $6,500,000) to a total of 11 investors, all of whom are non-U.S. persons. As of February 27, 1996, the Special Warrants were deemed converted, for no additional consideration, into 416,667 shares (post reverse splits) and warrants to purchase up to 208,334 additional shares (post reverse splits) of Common Stock, exercisable at Cdn. $19.44 per share through October 5, 1996 and Cdn. $22.68 per share until October 5, 1997 and, as extended, until October 5, 1998. The Special Warrants were issued to the following non-U.S. investors:

                                                  NUMBER OF SPECIAL
NAME OF INVESTOR                                  WARRANTS PURCHASED  AMOUNT INVESTED (CDN.$)
------------------------------------------------  ------------------  -----------------------
BPI Capital Management Corp.....................        2,577,000        $    2,261,317.50
Comite de retraite et des assurances collectives
  (MCPED).......................................          905,000               794,137.50
Laurentian American Equity Ltd..................          660,000               579,150.00
Laurentian International, Ltd...................          335,000               293,962.50
Robert G. Atkinson..............................          820,000               719,550.00

                                                  NUMBER OF SPECIAL
NAME OF INVESTOR                                  WARRANTS PURCHASED  AMOUNT INVESTED (CDN.$)
------------------------------------------------  ------------------  -----------------------
James R. Tuer...................................          225,000               197,437.50
Royal Canadian Small Cap Fund...................        1,300,000             1,140,750.00
AGF Growth Equity Fund Ltd......................        1,136,000               996,840.00
Montreal Trust Company of Canada................        1,700,000             1,491,750.00
Michael Steele..................................          171,000               150,052.50
Griffiths McBurney & Partners...................          171,000               150,052.50
                                                  ------------------  -----------------------
  Total.........................................       10,000,000        $    8,775,000.00
                                                  ------------------  -----------------------
                                                  ------------------  -----------------------

    Offers and sales were made in an off-shore transaction to non-U.S. Persons in reliance upon Regulation S promulgated under the Act. With the exception of Messrs. Atkinson, Tuer and Steele, all of whom are individuals and purchased their Special Warrants beneficially, and with the exception of Montreal Trust Company of Canada, each of the purchasers is a widely-held Canadian investment fund which, the Company believes, has purchased on behalf of specific mutual funds. Montreal Trust Company of Canada is a widely-held, federally-chartered Canadian trust company which, the Company believes, purchased on behalf of fully-managed accounts for clients.

    In connection with this offering, Brenark Securities Ltd., which acted as agent, was issued a special right (the "Special Right"), which is exercisable for warrants to purchase 33,333 shares (post reverse splits) of Common Stock, at Cdn. $19.44 per share through October 5, 1996 and Cdn. $22.68 per share from October 6, 1996 to October 5, 1997 and, as extended, to October 5, 1998. These warrants were also issued pursuant to Regulation S.

    4. On May 8, 1997, the Company obtained an additional bank line of credit and issued to the guarantor thereof, Bradstone Equity Partners Inc. (f/k/a H.J. Forest Products Inc.), warrants to purchase 31,667 shares (post reverse splits) of Common Stock at $7.44 per share at any time until May 8, 1998 and thereafter at $8.64 per share until May 8, 1999. Bradstone Equity Partners Inc. is a Canadian publicly held corporation. These warrants were issued pursuant to Regulation S.

    5. From time to time during the past three years, the Company has granted options and issued warrants to officers, directors and employees of the Company. The grants of options have been made at exercise prices ranging from $12.00 to $24.00 per share and the grants of warrants have been made at exercise prices ranging from $7.44 to Cdn. $28.80 per share. An aggregate of 537,676 shares of Common Stock have been issued upon exercise of warrants since March 31, 1995 and no options have been exercised. To the extent options or warrants have been issued by the Company to U.S. persons, they have been issued pursuant to the exemption for transactions not including a public offering provided in Section 4(2) of the Act, and the securities have been appropriately legended.

    6. In connection with the settlement of certain litigation, on October 22, 1997, the Company issued to the plaintiffs two-year warrants to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of Cdn. $5.04 per share.

ITEM 27.  EXHIBITS

 1.1(4) Form of Underwriting Agreement

 3.1(2) Restated Certificate of Incorporation

 3.1.1(3) Certificate of Amendment of Restated Certificate of Incorporation

 3.1.2(4) Certificate of Amendment of Restated Certificate of Incorporation

 3.1.3(1) Certificate of Amendment of Restated Certificate of Incorporation

 3.2(2) By-laws, as currently in effect

 4.1(2) Specimen Common Stock Certificate

 4.1.1(1) Specimen Common Stock Certificate

 4.2(3) Form of Warrants to Purchase Shares of the Registrant, including registration rights

 4.3(3) Agreement, dated October 1994, between Project 93 Management, Ltd. and the
       Registrant pertaining to registration rights of certain selling stockholders(5)

 4.4(4) Warrant to Purchase Common Shares of the Registrant issued to H.J. Forest
       Products Inc. dated May 12, 1997

 4.5(4) Form of Representatives' Warrants

 4.6(4) Form of Warrant Agreement between the Registrant and The Bank of Nova
       Scotia Trust Company of New York, as warrant agent

 4.7(1) Form of Warrant Certificate

 4.8(1) Form of Lockup Agreement

 5.1(1) Opinion of Bryan Cave LLP as to the legality of the securities being registered

10.1(6) Restated and Amended Employment Agreement between the Registrant and
       William H.W. Atkinson dated as of March 13, 1996

10.2(6) Restated and Amended Employment Agreement between Susan A. Schreter and the Registrant dated as of March 13, 1996

10.3(2) Supply Agreement between the Registrant and Merfin Hygienic Products, dated August 30, 1993

10.4(2) Assignment by Prakash Banga to the Registrant, dated January 5, 1994

10.5(2) 1993 Incentive Program and accompanying form of Stock Option Agreement(7)

10.6(2) Lease Agreement between the Registrant and First Avenue West Building
       L.L.C., dated May 15, 1995 for the premises located at 200 First Avenue
       West, Seattle, Washington

10.7(2) Lease Agreement between the Registrant and Holly Enterprises Ltd. for the premises located at 5850 Byrne Road, Burnaby, British Columbia, dated
       August 18, 1994

10.8(2) Form of short-term Promissory Note between the Registrant and certain private placement investors, dated April 28, 1995(8)

10.9(3) Manufacturing Agreement between the Registrant and Le Genereux Clothing
       Co., Ltd., dated November 3, 1994

10.10(3) Share Purchase Warrant Indenture dated October 5, 1995 between the
       Registrant and Montreal Trust Company of Canada

10.11(3) Revolving Line of Credit Agreement and Promissory Note dated October 5,
       1995 between the Registrant and Seattle-First National Bank

10.12(9) 1996 Incentive Program (7)

10.13(4) Amendment No. 1 to the Registrant's 1996 Incentive Program (7)

10.14(4) Stock Option Agreement between the Registrant and William H.W. Atkinson
       (7)

10.15(4) Stock Option Agreement between the Registrant and Susan A. Schreter (7)

10.16(4) Security Agreement between the Registrant and H.J. Forest Products Inc., dated April 9, 1997

10.17(4) Agreement between the Registrant and Medline Industries, Inc. dated
       September 5, 1996

10.18(1) Letter Agreement among The Toronto-Dominion Bank, Bradstone Equity
       Partners, Inc. and the Registrant dated September 5, 1997

10.19(4) Agreement between the Registrant and Bradstone Equity Partners, Inc. dated
       September 2, 1997

10.20(1) Promissory Note dated October 23, 1997 between the Registrant and Paulson
       Investment Company, Inc.

21.1(4) List of Subsidiaries

23.1(1) Consent of KPMG Peat Marwick LLP (see page II-8 of Amendment No. 1 to the
       Registration Statement)

23.2(1) Consent of KPMG, Chartered Accountants (see page II-9 of Amendment No. 1 to the Registration Statement)

23.3(1) Consent of Bryan Cave LLP (contained in their opinion; see Exhibit 5.1)

24.1(4) Power of Attorney

99.1(1) United States Patent, Patent Number 5,360,422, issued to the Registrant on
       November 1, 1994

------------------------

 (1) Filed herewith.

 (2) Filed as an exhibit to the Registration Statement on Form SB-2, File No. 33-96882-LA (the "Prior Registration Statement"), filed with the Commission on September 12, 1995.

 (3) Filed as an exhibit to Amendment No. 1 to the Prior Registration Statement, filed with the Commission on March 20, 1996.

 (4) Filed as an exhibit to the originally filed Registration Statement on Form SB-2 File No. 333-35239, filed with the Commission on September 9, 1997.

 (5) A schedule of the specific investors who received these Warrants is attached as an appendix to this exhibit.

 (6) Filed as an exhibit to Amendment No. 3 to the Prior Registration Statement, filed with the Commission on November 12, 1996.

 (7) Managerial contract or compensatory plan or arrangement in which the Company's directors and officers participate.

 (8) A schedule of investors and the amounts of their respective notes is attached to this exhibit. These notes have been repaid by the Registrant and have therefore been canceled.

 (9) Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997, filed with the Commission on July 15, 1997.

ITEM 28.  UNDERTAKINGS

    (a)  RULE 415 OFFERING

    The Registrant hereby undertakes:

        (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

           (iii) Include any addition or changed material information on the plan of distribution.

        (2) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, British Columbia, Canada, on October 28, 1997.

                                CARING PRODUCTS INTERNATIONAL, INC.

                                BY:          /S/ WILLIAM H.W. ATKINSON
                                     -----------------------------------------
                                               William H.W. Atkinson
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
                                  Chief Executive Officer
  /s/ WILLIAM H.W. ATKINSON       and Chief Financial
------------------------------    Officer (Principal         October 28, 1997
    William H.W. Atkinson         Executive Officer and
                                  Principal Financial and
                                  Accounting Officer)

              *
------------------------------  President, Chief Operating   October 28, 1997
      Susan A. Schreter           Officer and Director

              *
------------------------------  Director                     October 28, 1997
      Anthony A. Cetrone

              *
------------------------------  Director                     October 28, 1997
      Michael M. Fleming

              *
------------------------------  Director                     October 28, 1997
         Paul Stanton

              *
------------------------------  Director                     October 28, 1997
         Herbert Sohn

*By:      /s/ WILLIAM H.W.
              ATKINSON
      -------------------------
      WILLIAM H.W. ATKINSON, AS
          ATTORNEY-IN-FACT

------------------------

* The power of attorney authorizing William H.W. Atkinson and Susan A. Schreter, and each of them singly, to sign this Amendment No. 1 to the Registration Statement, on behalf of the above named directors and officers, has previously been filed with the Securities and Exchange Commission as part of the Registration Statement.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Caring Products International, Inc.:

    We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

/s/ KPMG Peat Marwick LLP

Seattle, Washington
October 29, 1997

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Caring Products International, Inc.:

    We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

/s/ KPMG

Chartered Accountants
Vancouver, Canada

October 29, 1997

                                 EXHIBIT INDEX

EXHIBIT
NO.                                   DESCRIPTION
------ --------------------------------------------------------------------------
 1.1(4) Form of Underwriting Agreement

 3.1(2) Restated Certificate of Incorporation

 3.1.1(3) Certificate of Amendment of Restated Certificate of Incorporation

 3.1.2(4) Certificate of Amendment of Restated Certificate of Incorporation

 3.1.3(1) Certificate of Amendment of Restated Certificate of Incorporation

 3.2(2) By-laws, as currently in effect

 4.1(2) Specimen Common Stock Certificate

 4.1.1(1) Specimen Common Stock Certificate

 4.2(3) Form of Warrants to Purchase Shares of the Registrant, including registration rights

 4.3(3) Agreement, dated October 1994, between Project 93 Management, Ltd. and the
       Registrant pertaining to registration rights of certain selling stockholders(5)

 4.4(4) Warrant to Purchase Common Shares of the Registrant issued to H.J. Forest
       Products Inc. dated May 12, 1997

 4.5(4) Form of Representatives' Warrants

 4.6(4) Form of Warrant Agreement between the Registrant and The Bank of Nova
       Scotia Trust Company of New York, as warrant agent

 4.7(1) Form of Warrant Certificate

 4.8(1) Form of Lockup Agreement

 5.1(1) Opinion of Bryan Cave LLP as to the legality of the securities being registered

10.1(6) Restated and Amended Employment Agreement between the Registrant and
       William H.W. Atkinson dated as of March 13, 1996

10.2(6) Restated and Amended Employment Agreement between Susan A. Schreter and the Registrant dated as of March 13, 1996

10.3(2) Supply Agreement between the Registrant and Merfin Hygienic Products, dated August 30, 1993

10.4(2) Assignment by Prakash Banga to the Registrant, dated January 5, 1994

10.5(2) 1993 Incentive Program and accompanying form of Stock Option Agreement(7)

10.6(2) Lease Agreement between the Registrant and First Avenue West Building
       L.L.C., dated May 15, 1995 for the premises located at 200 First Avenue
       West, Seattle, Washington

10.7(2) Lease Agreement between the Registrant and Holly Enterprises Ltd. for the premises located at 5850 Byrne Road, Burnaby, British Columbia, dated
       August 18, 1994

10.8(2) Form of short-term Promissory Note between the Registrant and certain private placement investors, dated April 28, 1995(8)

10.9(3) Manufacturing Agreement between the Registrant and Le Genereux Clothing
       Co., Ltd., dated November 3, 1994

10.10(3) Share Purchase Warrant Indenture dated October 5, 1995 between the
       Registrant and Montreal Trust Company of Canada

10.11(3) Revolving Line of Credit Agreement and Promissory Note dated October 5,
       1995 between the Registrant and Seattle-First National Bank

10.12(9) 1996 Incentive Program (7)

EXHIBIT
NO.                                   DESCRIPTION
------ --------------------------------------------------------------------------
10.13(4) Amendment No. 1 to the Registrant's 1996 Incentive Program (7)

10.14(4) Stock Option Agreement between the Registrant and William H.W. Atkinson
       (7)

10.15(4) Stock Option Agreement between the Registrant and Susan A. Schreter (7)

10.16(4) Security Agreement between the Registrant and H.J. Forest Products Inc., dated April 9, 1997

10.17(4) Agreement between the Registrant and Medline Industries, Inc. dated
       September 5, 1996

10.18(1) Letter Agreement among The Toronto-Dominion Bank, Bradstone Equity
       Partners, Inc. and the Registrant dated September 5, 1997

10.19(4) Agreement between the Registrant and Bradstone Equity Partners, Inc. dated
       September 2, 1997

10.20(1) Promissory Note dated October 23, 1997 between the Registrant and Paulson
       Investment Company, Inc.

21.1(4) List of Subsidiaries

23.1(1) Consent of KPMG Peat Marwick LLP (see page II-8 of Amendment No. 1 to the
       Registration Statement)

23.2(1) Consent of KPMG, Chartered Accountants (see page II-9 of Amendment No. 1 to the Registration Statement)

23.3(1) Consent of Bryan Cave LLP (contained in their opinion; see Exhibit 5.1)

24.1(4) Power of Attorney

99.1(1) United States Patent, Patent Number 5,360,422, issued to the Registrant on
       November 1, 1994

------------------------

 (1) Filed herewith.

 (2) Filed as an exhibit to the Registration Statement on Form SB-2, File No. 33-96882-LA (the "Prior Registration Statement"), filed with the Commission on September 12, 1995.

 (3) Filed as an exhibit to Amendment No. 1 to the Prior Registration Statement, filed with the Commission on March 20, 1996.

 (4) Filed as an exhibit to the originally filed Registration Statement on Form SB-2, File No. 333-35239, filed with the Commission on September 9, 1997.

 (5) A schedule of the specific investors who received these Warrants is attached as an appendix to this exhibit.

 (6) Filed as an exhibit to Amendment No. 3 to the Prior Registration Statement, filed with the Commission on November 12, 1996.

 (7) Managerial contract or compensatory plan or arrangement in which the Company's directors and officers participate.

 (8) A schedule of investors and the amounts of their respective notes is attached to this exhibit. These notes have been repaid by the Registrant and have therefore been canceled.

 (9) Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997, filed with the Commission on July 15, 1997.